As filed with the Securities and Exchange Commission on August 17, 2015

Registration No. 333-203424

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDICINE MAN TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	8742	46-5289499
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4880 Havana Street,

Suite 102 South

Denver, Colorado 80239

(303) 481-4419

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Brett Roper

Chief Operating Officer

MEDICINE MAN TECHNOLOGIES, INC.

4880 Havana Street,

Suite 102 South

Denver, Colorado 80239

(303 481-4419

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew I. Telsey, Esq.

Andrew I. Telsey, P.C.

12835 E. Arapahoe Road

Tower I Penthouse #803

Centennial, CO 80112

Tel: (303) 768-9221

As soon as practicable after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

☐ Large accelerated filer	☐ Accelerated filer

☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, Par value $0.001 per share	1,619,000	$1.00	$1,619,000	$188.13*

__________________

* previously paid

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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Subject to Completion, dated August 17, 2015

PROSPECTUS

PRELIMINARY

PROSPECTUS

MEDICINE MAN TECHNOLOGIES, INC.

1,619,000 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 1,619,000 shares of our Common Stock (“Common Stock”) held by Selling Stockholders listed beginning on page 16 of this Prospectus (the “Selling Stockholders”), (the “Offering”). See “SELLING STOCKHOLDERS.”

The Selling Stockholders may sell their shares of our Common Stock (the “Shares”) from time to time at the initial price of $1.00 per share until our common shares are quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices. See “DETERMINATION OF OFFERING PRICE,” “SELLING STOCKHOLDERS” and “PLAN OF DISTRIBUTION.”

We will pay the expenses of registering these Shares. We will not receive any proceeds from the sale of Shares of Common Stock in this Offering. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders. The Selling Shareholders are expected to receive aggregate net proceeds of approximately $1,619,000 from the sale of their Shares (approximately $1.00 per share).

Our Common Stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTCQB if we qualify for listing on the same. There can be no assurances that our Common Stock will be approved for trading on the OTCQB, or any other trading exchange.

This Prospectus is part of a registration statement that we have filed with the US Securities and Exchange Commission. Prior to filing of our registration statement, we were not a reporting company under the Securities Exchange Act of 1934, as amended. Following the effectiveness of our registration statement we will become subject to the reporting requirements under the aforesaid Act.

We are an “emerging growth company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment.

SEE “RISK FACTORS” BEGINNING ON PAGE 7.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by MEDICINE MAN TECHNOLOGIES, INC. with the Securities and Exchange Commission. The Selling Stockholders may not sell these Shares until the registration statement becomes effective. This Prospectus is not an offer to sell these Shares and is not soliciting an offer to buy these Shares in any State where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2015

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PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “RISK FACTORS” section and the financial statements and the notes to the financial statements. In this Prospectus, the terms “the “Company,” “we,” “us” and “our” refer to MEDICINE MAN TECHNOLOGIES, INC., unless otherwise specified herein.

We were incorporated on March 20, 2014, in the State of Nevada. On May 1, 2014, we entered into a non-exclusive Technology License Agreement with Futurevision, Inc., f/k/a Medicine Man Production Corporation, a Colorado corporation, dba Medicine Man Denver (“Medicine Man Denver”), a company owned and controlled by affiliates of our Company, whereby Medicine Man Denver granted us a license to use all of their proprietary processes they have developed, implemented and practiced at its cannabis facilities relating to the commercial growth, cultivation, marketing and distribution of medical marijuana and recreational marijuana pursuant to relevant state laws and the right to use and to license such information, including trade secrets, skills and experience (present and future) (the “Medicine Man Denver License Agreement”). See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

We are already working with existing companies and independent consultants within the cannabis industry by licensing our specific cultivation technologies, with specific protections and our non-disclosure agreement in place. We do not provide our operations manual of training to potential licensees until they have a state granted license in place.

We focus on providing assistance to our clients in the two principal businesses of the cannabis industry, including (i) cultivation, and (ii) the dispensary business model, including combinations and other variables related to the retail model configuration. We strongly support the combination of both of these components for any licensee candidate so that they may have better control over their overall business destiny but offer a separate cultivation and dispensary license as needed. As of the date of this Prospectus we have a total of five (5) active license agreements to whom we provide assistance, including two (2) cultivation license agreements with Nevada and Illinois companies, two (2) cultivation and dispensary license agreements with companies in Nevada and Florida, and one other dispensary only license with an Illinois company. As of the date of this Prospectus we have generated approximately $375,000 in revenues arising out of licensing arrangements since commencement of our operations. As of the date of this Prospectus we have contracts to generate $450,000 of new work during 2015 and while no assurances can be provided that we will collect this amount or enter into additional contracts with clients, we are optimistic that this will occur. This does not include future business noting we are currently in pre-licensure negotiations with business groups having interests in Arizona, Alaska, Florida, Hawaii, Maryland, Missouri, New York, Ohio, Pennsylvania and Texas. There are no assurances that we will generate additional contracts and/or revenues from these efforts.

Our business model has five distinct premises wherein we provide services to our clients, including:

•	Clients may adopt and utilize the intellectual property, technology and training we offer thereby providing the various state and local jurisdictions they are making application to with the reliable underpinnings of a well-known and respected cultivation and dispensary operation, Medicine Man Denver. Our Licensees should be able to avoid the multitude of costly mistakes generally made by many start-up business ventures in the cannabis industry, as well as base their business operations on an efficient industrial cultivation process that has no singular dependence on a “guru” or “master grower,” instead relying on the experience of a team based culture that has a substantial depth of successful operating experience. Our licensees will become a part of a larger licensee network that will ‘share’ the sum of its experience across this network as managed by us, thereby aggregating the experience of a much larger group all having the same motivation for which we intend to create a ‘culture’ generation approach that will exclusively serve the whole licensure network. While no assurances can be provided, we believe that this unique feature provides us with a strong advantage over others in this space trying to deliver similar services and will in fact over time be adopted by our competitors.

•	Our clients and licensees will have access to a substantial experience and knowledge base as they consider their ongoing options in the pre-public and public market space, as we believe we are capable of offering a second opinion and due diligence support structure to such strategies as they evolve, rather than after such a plan is developed.

•	Our clients and licensees will have access to a substantial experience and knowledge base as they consider their ongoing options in the pre-public and public market space, as we believe we are capable of offering a second opinion and due diligence support structure to such strategies as they evolve, rather than after such a plan is developed.

Through our relationship with Medicine Man Denver we intend to continue to invest in our technology and intellectual property through active participation with our growing licensure group to develop the best practices in this industry to remain a low cost producer while maintaining the highest levels of safety, quality, and consistency. See “DESCRIPTION OF BUSINESS.”

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We commenced operations in May 2014. During the eight months of operations ended December 31, 2014, we generated revenues of $251,891 and incurred a net loss of $29,954, which included a charge of $54,230 for stock based expense. During the six months ended June 30, 2015, we generated revenues of $365,071, including consulting fees of $334,699. We generated a net profit of $82,685 during the six months ended June 30, 2015 (approximately $0.01 per share). Total stockholders’ equity at June 30, 2015 was $423,261. As of June 30, 2015, we had $380,321 in cash. See “RISK FACTORS” and “FINANCIAL STATEMENTS.”

Our executive offices are located at 4880 Havana Street, Suite 102 South, Denver, Colorado 80239,, telephone (303) 481-4419. Our website address is www.medicinemantechnologies.com.

About The Offering

Common Stock to be Offered by Selling Shareholders	1,619,000 shares. This number represents approximately 16.3% of the total number of shares outstanding following this Offering.

Number of shares outstanding before and after the Offering	9,947,500 (1)

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock.

Risk Factors	See the discussion under the caption “RISK FACTORS” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

_________________________

(1)	Because we are not selling any of our Common Stock as part of this Offering, the number of issued and outstanding shares of our Common Stock will remain the same following this Offering.

Selected Financial Data

The following selected financial data should be read in conjunction with our financial statements and the related notes to those statements included in “FINANCIAL STATEMENTS” and with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” appearing elsewhere in this Prospectus. The selected financial data has been derived from our audited financial statements.

Our audited financial statements as of and for the year ended December 31, 2014, as previously filed as part of our initial registration statement filed with the SEC on May 28, 2015, have been restated. The previously filed financial statements recognized the purchase of our license from Medicine Man Denver as an expense. Management has determined that the accounting treatment should have been evaluated as an asset and the expense recognized over the life of the license term. The net effect of this restatement was to reduce our net loss from $(34,724) (approximately $0.004 per share) to $(29,954) (approximately $0.003 per share). See Note 10 to our audited Financial Statements herein.

Statement of Operations:

	Year Ended December 31, 2014	Six Months Ended June 30, 2015
	(Restated)	(unaudited)
Revenues	$251,891	$365,071

Total operating expenses	$280,641	$188,037
Income (loss) from operations	$(28,750)	$89,037
Other income (expense)	$1,939	$(6,352)
Provision for income tax	$(3,143)	$14,423
Net income (loss)	$(29,954)	$82,685

Net income (loss) per share – (basic and fully diluted)	$(.003)	$.01

Weighted common shares outstanding	9,840,000	9,850,000

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Balance Sheet:

December 31, 2014
Cash	$54,511
Current assets	$307,633
Total assets	$312,403
Current liabilities	$22,827
Total liabilities	$22,827
Total stockholders’ equity	$289,576

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under “RISK FACTORS” and elsewhere in this Prospectus. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

Risks Related to our Operations

We have limited operational history in an emerging industry that has been legalized in some states but remains illegal in others and under federal law, making it difficult to accurately predict and forecast business operation.

Because we have only a limited operational history it is and will continue to be extremely difficult to make accurate predictions and forecasts on our growth and finances. This challenge is compounded by the fact we operate in the technology side of the cannabis industry. There is no guarantee our services will remain attractive to potential and current clients as our industry continues to grow and develop.

Additionally, though our management team has varied and extensive business backgrounds and technical expertise, they, along with everyone else involved in the cannabis industry, have limited substantive prior working experience and managing operations in our industry. Because of our limited operating history and the recent development of the cannabis industry in general, it is very difficult to evaluate our business and the future prospects. We will encounter risks and difficulties and, in order to overcome these risks and difficulties, we believe we must:

•	Execute our business and marketing strategy successfully;
•	Increase the number of clients;
•	Meet the expected demand with quality, timely services;
•	When appropriate, partner with affiliate marketing companies to explore the demand;
•	Leverage initial relationships with earliest customers;
•	Upgrade our product and services and continuously provide wider distribution; and
•	Attract, hire, motivate and retain qualified personnel.

If these objectives are not achieved our results of operations could suffer.

We are relying heavily upon the various federal governmental memos issued in the past (Ogden, Cole, and others) to remain acceptable to those state and federal entities that regulate, enforce, or choose to defer enforcement of certain current regulations and that the Federal Government will not change its this attitude to those practitioners in the cannabis industry as long as they comply with their state and local jurisdictional rules and authorities.

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We are dependent on enforcement of proprietary rights.

When entering into confidentially agreements with our employees, consultants and corporate clients we try our best to control access to and distribution of our technologies, documentation and other proprietary information. Despite efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our products, solutions or technologies. We cannot be certain that the steps we take will prevent misappropriation of our solutions or technologies. Further, this is particularly difficult in foreign countries where the laws or law enforcement may not protect its proprietary rights as fully as in the United States. As of the date of this Prospectus we are not conducting any operations outside of the US and have no plans to do so except for possibly of licensing or services deployment in Canada.

There can be no assurance that third parties will not assert claims of infringement against us.

Others may claim rights to the same technology or trade secrets we utilize. We have obtained these rights through our license agreement with Medicine Man Denver, who is the party responsible for enforcing all rights they have to their technology and other trade secrets. The principals of Medicine Man Technology are also principals of our Company and while no assurances can be provided, we are confident that Medicine Man Denver will undertake all action necessary to protect its intellectual property rights.

From time to time we may be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents and other intellectual property rights of third parties by us or our clients. Any such claims, or any resultant litigation, should it occur, could subject us to significant liability for damages and could result in the invalidation of our contractual proprietary rights. In addition, even if we were to win any such litigation, such litigation could be time-consuming and expensive to defend, and could result in the diversion of time and attention, any of which could materially or adversely affect our business, results of operations and financial condition. Any claims or litigation may also result in limitations on our ability to use such trademarks, patents and other intellectual property unless we enter into arrangement with such third parties, which may be unavailable on commercially reasonable terms.

Our License Agreement is non-exclusive.

As a result, our licensor has the right in its sole discretion to authorize third parties to utilize the intellectual property rights granted to us. This may result in our competing with third parties who are offering similar consulting services to prospective clients. If this were to occur it could have a negative impact on our results of operations in the future.

Our success is dependent upon our ability to develop markets.

Our ability to successfully penetrate the cannabis channel as well as other target markets will determine actual operating results. While we anticipate the creation of a compelling services model for our potential clients, we may not be able to fully develop our planned service offering(s) in a manner that is predictable or profitable.

Competition in our industry is intense.

There are many competitors in the cannabis industry, including many who offer similar services as those offered by us. There can be no guarantees that in the future other companies won’t enter this arena by developing products that are in direct competition with us. We anticipate the presence as well as entry of other companies in this market space but acknowledges that we may not be able to establish or if established, to maintain a competitive advantage. Some of these companies may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources. This may allow them to respond more quickly than us to market opportunities. It may also allow them to devote greater resources to the marketing, promotion and sale of their products and or services. These competitors may also adopt more aggressive pricing policies and make more attractive offers to existing and potential customers, employees, strategic partners, distribution channels and advertisers. Increased competition is likely to result in price reductions, reduced gross margins and a potential loss of market share.

Due to our limited financial resources, litigation could negatively impact our financial condition even if we have not caused damages to any potential claimant.

Litigation is used as a competitive tactic both by established companies seeking to protect their existing position in a market and by emerging companies attempting to gain access to a market. In such litigation, complaints may be filed on a variety of grounds, including but not limited to antitrust violations, breach of contract, trade secret, patent or copyright infringement, patent or copyright invalidity and unfair business practices. If we are forced to defend ourselves against such claims, whether or not meritorious, we are likely to incur substantial expense and diversion of management attention, and may encounter market confusion and the reluctance of licensees and distributors to commit resources to us.

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We have limited capitalization and limited funds available for operations; we may require additional financing.

Expansion of our business will require capital expenditures. Our capital requirements will depend upon numerous factors, including the size and success of our marketing and sales network, and the demand for our products and services. If funds generated from our operations are insufficient to allow us to grow as we hope to do, we may need to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if available, it will be obtained on terms favorable to us. If adequate funds are not available we may have to reduce or eliminate expenditures which would have a material adverse effect on our results of operations.

While we are confident we will have sufficient funds from operations to fully implement our business plan, there can be no assurances this will occur. If we do require additional funds to implement our business, as of the date of this Prospectus no one has committed to provide us any capital. If we are unsuccessful in raising any additional capital if and when needed or identified we will be unable to fully execute our current business strategy and are likely to be unable to sustain our operations. If adequate capital cannot be obtained under terms we can support, we will be forced to curtail or delay the expansion of our sales and marketing capabilities, which could cause our results of operations to suffer.

Our management and principal shareholders have the ability to significantly influence or control matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions.

Currently, our principal shareholders own in excess of a majority of our outstanding Common Stock. As a result, they have the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

Our management does not have significant financial reporting experience, or significant experience in managing a public company.

This may make it difficult in establishing and maintaining acceptable internal controls on financial reporting and which also may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCBB or a national exchange if and when we are approved for trading, which will make it more difficult for you to sell your securities.

The OTCQB and other national stock exchanges each limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. Because we do not have significant financial reporting experience we may experience delays in filing required reports with the Securities and Exchange Commission (the “SEC”). Because issuers whose securities are qualified for quotation on the OTCQB or any other national exchange are required to file these reports with the SEC in a timely manner, the failure to do so may result in a suspension of trading or delisting.

Our management may have conflicts of interest.

Some members of our management are employed on a full time basis by other businesses involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our Company. We believe that none currently exist but it is the intent of the management to keep any transactions free of conflicts of interest. Management is also working on the creation of job specific tasking as well as non-compete agreements that will be deployed as possible and as related to our existing and future team members.

Our current officers and directors have other interests outside of our business and we have not as yet entered into employment agreements with them.

While we are in the process of negotiating employment agreements with our non-independent officers and directors that will define these relationships in a manner that provides sufficient motivation to our officers and directors to remain an ongoing part of our business, there are no assurances that these agreements will be executed. Loss of any of our members of management will have a negative impact upon our business efforts and results of operations.

There is no assurance we can generate profitability.

During our short existence we have generated what we consider to be significant revenues from our operations and generated a net loss of $29,954, which includes $54,230 in stock based compensation, as of December 31, 2014. During the six months ended June 30, 2015, we generated a net profit of $82,685. While we believe we will being generating profits this year, there are no assurances we will generate profits during 2015 or at all in the future.

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We are dependent upon our management to continue our growth.

We believe we will rapidly and significantly expand our operations and growth as a result of the continued expansion of the cannabis industry. There are no assurances this will occur. However, if it does occur we will need to significantly expand our administrative facilities which will continue to be required in order to address potential market opportunities. The rapid growth will place a significant strain on our management and operational and financial resources. Our success is principally dependent on our current management personnel for the operation of our business.

We may not be able to hire or retain qualified staff. If qualified and skilled staff are not attracted and retained, growth of our business may be limited. The ability to provide high quality service will depend on attracting and retaining educated staff, as well as professional experiences that is relevant to our market, including for marketing, technology and general experience in this industry. There will be competition for personnel with these skill sets. Some technical job categories may experience severe shortages in the United States.

Our ability to deliver quality services depends on our ability to manage and expand our marketing, operational and distribution systems, recruit additional qualified employees and train, and manage and motivate both current and new employees. Failure to effectively manage our growth would have a material adverse effect on our business.

Risks Related to Our Industry

Our proposed business is dependent on state laws pertaining to the cannabis industry.

The Federal Controlled Substances Act, classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that it is the Federal Government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus federal law criminalizing the use of cannabis preempts state laws that legalize its use. As of the date of this Prospectus, 23 states and the District of Columbia allow their residents to use medical cannabis. While voters in the states of Colorado, Washington, Oregon and Alaska, as well as the District of Columbia approve ballot measures to legalize cannabis for adult use, continued expansion of such ‘recreational use’ is not well defined at this time and any continued development of the cannabis industry will be dependent upon continued new legislative authorization of cannabis at the state, and perhaps the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the cannabis industry channel is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(s) within the various states we have business interests in. Any one of these factors could slow or halt use of cannabis, which would negatively impact our business up to possibly causing us to discontinue operations as a whole.

Cannabis remains illegal under federal law.

Despite the development of a cannabis industry legal under state laws, state laws legalizing medicinal and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that it is the Federal Government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus federal law criminalizing the use of cannabis preempts state laws that legalize its use. However, the Obama Administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational cannabis. Yet, there is no guarantee that the Obama Administration will not change its stated policy regarding the low-priority enforcement of federal laws in states where cannabis has been legalized. Additionally, we face another presidential election cycle in 2016, and a new administration could introduce a less favorable policy or decide to enforce the federal laws strongly. Any such change in the Federal Government’s enforcement of federal laws could cause significant financial damage to us and our shareholders.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users and advertisers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides services to customers that are engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited to, a claim of aiding and abetting another’s criminal activities. The federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

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Federal enforcement practices could change with respect to services providers to participants in the cannabis industry, which could adversely impact us. If the Federal Government were to change its practices, or were to expend its resources enforcing existing federal laws on such providers in the cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products up to and including a complete interruption of our business.

It is possible that additional federal or state legislation could be enacted in the future that would prohibit our clients from selling cannabis, and if such legislation were enacted, such clients may discontinue the use of our services, and our potential source of customers would be reduced causing revenues to decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant to use our services, which would be detrimental to us. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Risks Relating to our Common Stock

There is no trading market for our securities and there can be no assurance that such a market will develop in the future.

We intend to cause an application to be filed on our behalf to trade our Common Stock on the Over-the-Counter Bulletin Board (“OTCQB”) in the near future. There is no assurance that our application will be approved, or once approved that a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

There are no automated systems for negotiating trades on the OTCQB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCQB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If our application to trade our Common Stock is approved, our stock will be considered a “penny stock” so long as it trades below $5.00 per share. This can adversely affect its liquidity.

If our application to trade our Common Stock on the OTCQB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such market develops in the future.

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The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the OTCQB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures;
•	our ability to market our services on a cost-effective and timely basis;
•	our inability to obtain working capital financing, if needed;
•	changing conditions in the market;
•	changes in market valuations of similar companies;
•	stock market price and volume fluctuations generally;
•	regulatory developments;
•	fluctuations in our quarterly or annual operating results;
•	additions or departures of key personnel; and
•	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

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We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage once we put such coverages in place, which we intend to implement in the near future. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

The market price for our Common Stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

While there is no market for our Common Stock, our price volatility in the future will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our Common Stock will be, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of our Common Stock are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time.

Our future results may vary significantly which may adversely affect the price of our Common Stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

As a reporting company under the Exchange Act, we expect to be classified as an "emerging growth company," as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act” or “33 Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

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We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we expect that we would be a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time are we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. Should we cease to be an “emerging growth company” but remain a “smaller reporting company”, we would be required to: (1) comply with new or revised US GAAP accounting standards applicable to public companies, (2) comply with new Public Company Accounting Oversight Board requirements applicable to the audits of public companies, and (3) to make additional disclosures with respect to related party transactions, namely Item 404(d).

Risks Relating To This Offering

There is no public market for the securities and even if a market is created, the market price of our Common Stock will be subject to volatility.

Prior to this Offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this Offering, or, if developed, be sustained. We anticipate that, upon completion of this Offering, we will cause an application to be filed on our behalf to list our Common Stock for trading on the OTC Bulletin Board. If for any reason, however, our application is not approved or if and when listed we do not take all action necessary to allow such market to continue quotation on the OTC Bulletin Board or a public trading market does not develop, purchasers of our Common Stock may have difficulty selling their securities should they desire to do so and holders may lose their entire investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold in this Offering, you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

USE OF PROCEEDS

We will receive none of the proceeds from the sale of the Common Stock issued and held by our Selling Stockholders in this Offering.

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DETERMINATION OF THE OFFERING PRICE

There is no public market for our Common Stock. We have arbitrarily determined the offering price of our publicly tradable Common Stock offered pursuant to this Prospectus to be $1.00 per share. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Common Stock at this initial stage of our development. The price was arbitrarily determined and bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this Prospectus there is no market for our Common Stock. We intend to take certain steps to cause a licensed market maker to file an application with FINRA to list our Common Stock for trading on the OTCQB. There can be no assurances that our Common Stock will be approved for listing on the OTCQB, or any other existing U.S. trading market. See “RISK FACTORS.”

Holders

As of the date of this Prospectus we had 86 holders of record for our Common Shares. See “DESCRIPTION OF SECURITIES.”

We are registering the 1,619,000 shares of Common Stock held by 76 holders of our Shares in our registration statement of which this Prospectus is a part.

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

SELLING STOCKHOLDERS

The Selling Stockholders named in this Prospectus are offering the 1,619,000 shares of Common Stock offered through this Prospectus. The Selling Stockholders are all U.S. persons who acquired the 1,619,000 shares of Common Stock offered through this Prospectus from us in either our private placement transactions pursuant to Regulation D promulgated under the 33 Act or as a result of other authorized issuance by our Board of Directors pursuant to available exemptions from registration.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our Common Stock held by each of the Selling Stockholders and the percentage owned by each Selling Stockholder. Assuming all of the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own one percent or more or our Common Stock.

Name of Selling Shareholder (1)	Share of Common Stock Owned	% of Ownership
Francisco A. Abad	5,000	.05%
Daniel Acevedo	2,000	.02%
McMillan Lane Arrington	10,000	.10%
Muna A. Awali	4,500	.05%
Nicholas Baer	2,000	.02%
Ralph E. Banks	2,000	.02%
David M. Behrns	2,000	.02%
Eric J. Benevento	2,000	.02%
Brandi Bernert	2,000	.02%
Frank Best	430,000	4.34%
Josh Best	10,000	.10%
Matthew R. Best	10,000	.10%
Kristin M. Britsch	2,000	.02%
Joshua Brownfield	2,000	.02%
Jason E. Coleman	2,000	.02%
John M. Dieser	2,000	.02%
Jean Dugan	10,000	.10%
Jessica Dugan	10,000	.10%
Paul & Deborah Dugan, JT	10,000	.10%
Matthew Durand	10,000	.10%
Roberto Javier Farias	15,000	.15%
Nelson M. Figueiredo	10,000	.10%
Jason Garcia	2,000	.02%

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Name of Selling Shareholder (1)	Share of Common Stock Owned	% of Ownership
Felicia Goldring & Algandro Guitelman, JT	10,000	.10%
Henry Guerrero	2,000	.02%
Marc Harvill	30,000	.30%
John R. Heffelman	2,000	.02%
Lara A. Herzog	15,000	.15%
Martin Hightower	10,000	.10%
Baron T. Hofstetter	2,000	.02%
Shantel Holland	9,000	.09%
Charles R. Howell	15,000	.15%
Dillon G. Hryze	10,000	.10%
Stacey Imhof	10,000	.10%
Warren Imhof	10,000	.10%
Steven W. Kaye	10,000	.10%
Daniel R. Kosmicki	2,000	.02%
Timothy J. Lennon	10,000	.10%
Hannah Lieberman	2,000	.02%
Jerry Lira	10,000	.10%
Ryan E. Luck	10,000	.10%
Holly Luther	10,000	.10%
David J. Marlow	10,000	.10%
Joyful Noise Drum Company(2)	10,000	.10%
Barry T. McDaniel	10,000	.10%
Karen A. McDaniel	10,000	.10%
Ruthie Melton	20,000	.20%
Elan Nelson	15,000	.15%
Cynthia Parnell	15,000	.15%
Alejandro L. Perez	2,000	.02%
James Michael Redmond	10,000	.10%
Armando Rios	2,000	.02%
Jesse Rodriguez	2,000	.02%
Amanda Roth	2,000	.02%
Janet Sameh	10,000	.10%
Shelley Schneider(4)	105,000	1.06%
Tyler Schneider(5)	15,000	.15%
Gregory M. Sekelsky	10,000	.10%
Charles K. Smith	10,000	.10%
David P. & Karen L. Stark, JT	10,000	.10%
Victor J. Starks	2,000	.02%
Benjamin Suarez, Jr.	2,000	.02%
Elizabeth Tasker	10,000	.10%
Jack Tasker & Elizabeth Tasker, JT	10,000	.10%
Andrew I. Telsey(3)	100,000	1%
Deborah A. Thornburg	2,000	.02%
Steven L. Trenk	10,000	.10%
Sally Vander Veer(4)	400,000	4.04%
Pete Vasquez	30,000	.30%
Curt Waltrip	10,000	.10%
Brandyn M. Werner	2,000	.02%
Jimmy Wesley	10,000	.10%
Vicky Wesley	6,000	.06%
Joe Williams	10,000	.10%
Kala M. Williams(6)	4,500	.05%
Ryan J. Williams(6)	7,000	.07%

TOTALS	1,619,000	16.35%

___________________

(1)	The named party beneficially owns such shares. The numbers in this table assume that none of the Selling Stockholders purchases additional shares of Common Stock.
(2)	The principal of this company is Curt Waltrip.
(3)	Mr. Telsey is the owner and principal shareholder of Andrew I. Telsey, P.C., our legal counsel.
(4)	Sally Vander Veer and Shelly Schneider are the sisters of Andrew and Peter Williams. Andrew Williams is our President, a director and one of our principal shareholders. Peter Williams is one of our principal shareholders.
(5)	Tyler Schneider is the brother-in-law of Andrew and Peter Williams.
(6)	Kala M. Williams and Ryan J. Williams are the emancipated children of Peter Williams, one of our principal shareholders.

Other than as disclosed hereinabove, none of the other Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.

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PLAN OF DISTRIBUTION

The Selling Stockholders registering Common Stock and any of his/her pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. The Selling Stockholders may offer shares in transactions at fixed or negotiated prices. We intend to encourage a securities broker-dealer to apply on Form 211 to quote our stock in the OTCQB, concurrent with the date of the Prospectus, but we cannot assure when or whether this application will be approved or that, if approved, quotations of our Common Stock will commence on any trading facility or will result in the development of a viable trading market for our shares sufficient to provide stockholders with the opportunity for liquidity. See “RISK FACTORS.” Sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown not in excessive amounts. Each Selling Stockholder is an underwriter, within the meaning of Section 2(a)(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the Common Stock or interests therein may also be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A Selling Stockholder, who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, is subject to the Prospectus delivery requirements of the Securities Act.

We are bearing all costs relating to the registration of the Common Stock, which are estimated at approximately $42,386. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with the sale of the Common Stock. We are paying the expenses of the Offering because we seek to enable our Common Stock to be traded on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our Common Stock if our Common Stock is approved for trading on the OTC Bulletin Board. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the 33 Act.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus. See “RISK FACTORS.”

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus. See “RISK FACTORS.”

Overview

We were incorporated on March 20, 2014, in the State of Nevada. On May 1, 2014, we entered into an exclusive Technology License Agreement with Medicine Man Denver, Inc., f/k/a Medicine Man Production Corporation, a Colorado corporation (“Medicine Man Denver”) whereby Medicine Man Denver granted us a license to use all of their proprietary processes they have developed, implemented and practiced at its cannabis facilities relating to the commercial growth, cultivation, marketing and distribution of medical marijuana and recreational marijuana pursuant to relevant state laws and the right to use and to license such information, including trade secrets, skills and experience (present and future) (the “License Agreement”) in consideration for the issuance of 5,331,000 shares of our Common Stock. See Notes 2 and 3 to our financial statements. Medicine Man Denver is owned by some of our affiliates. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

We commenced our business on May 1, 2014 and currently generate revenues derived from licensing agreements with cannabis related entities. See “BUSINESS.”

We have never been subject to any bankruptcy proceeding. Our executive offices are located at 4880 Havana Street, Suite 102 South, Denver, Colorado 80239, telephone (303) 481-4416. Our website address is www.medicinemantechnologies.com.

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Results of Operations

Results of Operations for the six months ended June 30, 2015 and 2014

During the six months ended June 30, 2015, we generated revenues of $365,071, including consulting fees of $334,699. We signed our licensing agreement with Medicine Man Denver in May 2014 and as a result, did not commence our business until the second calendar quarter of 2014 and did not generate any revenues during the six months ended June 30, 2014.

Operating expenses during the six months ended June 30, 2015, were $188,534, including general and administrative expense of $157,705. These expenses included travel ($48,755), legal and accounting ($29,129), and other miscellaneous expenses, as well as $30,829 in advertising expense. We also incurred $50,000 in stock based compensation relating to shares issued for services during this period.

As a result, we generated a net profit of $82,685 during the six months ended June 30, 2015 (approximately $0.01 per share).

Results of Operations for the three months ended June 30, 2015 and 2014

During the three months ended June 30, 2015, we generated revenues of $256,996, including consulting fees of $234,699. We signed our licensing agreement with Medicine Man Denver in May 2014 and as a result, did not commence our business until the second calendar quarter of 2014 and did not generate any revenues during the three months ended June 30, 2014.

Operating expenses during the three months ended June 30, 2015, were $138,901, including general and administrative expense of $124,337. These expenses included travel ($48,755), legal and accounting ($17.929), and other miscellaneous expenses, as well as $14,564 in advertising expense. We also incurred $50,000 in stock based compensation relating to shares issued for services during this period.

As a result, we generated a net profit of $60,845 during the three months ended June 30, 2015 (approximately $0.01 per share).

Results of Operations for the Year ended December 31, 2014

Our audited financial statements as of and for the year ended December 31, 2014, as previously filed as part of our initial registration statement filed with the SEC on May 28, 2015, have been restated. The previously filed financial statements recognized the purchase of our license from Medicine Man Denver as an expense. Management has determined that the accounting treatment should have been evaluated as an asset and the expense recognized over the life of the license term. The net effect of this restatement was to reduce our net loss from $(34,724) (approximately $0.004 per share) to $(29,954) (approximately $0.003 per share). See Note 10 to our audited Financial Statements herein.

During the year ended December 31, 2014 we generated revenues of $248,144 beginning on or about May 1, 2014, the date we commenced operations.

Operating expenses during the year ended December 31, 2014, were $291,674, including general and administrative expense of $144,639. We also incurred a charge of $54,230 for stock based compensation. Additional expenses included salaries and advertising.

As a result, we generated a net loss of $29,954 during the year ended December 31, 2014 (less than $0.01 per share).

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Liquidity and Capital Resources

At June 30-, 2015, we had $308,321 in cash.

Net cash used in operating activities was $76,148 during the six months ended June 30, 2015. We anticipate that overhead costs in current operations will increase in the future as a result of our anticipated increased marketing activities.

Cash flows provided or used in investing activities were $239,663 during the six months ended June 30, 2015. Cash flows provided or used by financing activities were $10,000 during the six months ended June 30, 2015.

Between November 2014 and March 2015 we undertook a private offering of our Common Stock wherein we sold 270,000 shares of our Common Stock for gross proceeds of $270,000 ($1.00 per share) to 4 non accredited and 23 “accredited” investors, as that term is defined under the Securities Act of 1933, as amended. All of the shares sold in this private offering are being registered herein.

As of the date of this Prospectus, in addition to the cash position referenced above we also had approximately $115,000 in receivables earned which will become due during the second calendar quarter of 2015. While no assurances can be provided we anticipate that we will generate sufficient revenues during the remainder of 2015 and into 2016 to more than satisfy our operating expenses, which we estimate to be $300,000 during the second half of 2015 and an additional $150,000 in the first calendar quarter of 2016. As a result and while there can be no assurances, we believe we will not need to raise any additional capital in the near future in order to become profitable. However, if we are unable to generate profits from our operations or elect to expand our operations or otherwise require additional capital, we have no agreement with any third party to provide us the same and there can be no assurances that we will be able to raise any capital, either debt or equity on commercially reasonable terms, or at all. If we require additional capital and are unable to raise the same, it could have a material negative impact on our results of operations.

Critical Accounting Policies and Estimates

Critical accounting estimates – The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Stock-based Compensation – We account for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Leases – We follow the guidance in ASC 840 “Leases,” which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the six months ended June 30, 2015.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

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Recent Accounting Pronouncements

Under the Jumpstart Our Business Startups Act, or the JOBS Act, we meet the definition of an “emerging growth company.” We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non- emerging growth companies.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the existing accounting standards for revenue recognition.

In June 2014 FASB issued Accounting Standards Update (ASU), ASU 2014-10 regarding development stage entities.  The ASU removes the definition of development stage entity, as was previously defined under generally accepted accounting principles in the United States (U.S. GAAP), from the accounting standards codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the ASU eliminates the requirements for development stage entities to (i) present inception-to-date information in the statement of income, cash flow and stockholders' equity, (ii) label the financial statements as those of a development stage entity, (iii) disclose a description of the development stage activities in which the entity is engaged, and (iv) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

We follow accounting guidance in ASC 740 – “Accounting for Income Taxes”. ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

During May 2014, the FASB and IASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides new guidance on the recognition of revenue under ASC 606 and states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of this accounting standard update on the financial position and the results of operations.

On June 10, 2014, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, consolidation removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. For the first annual period beginning after December 15, 2014, the presentation and disclosure requirements in Topic 915 will no longer be required for the public business entities. The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted. The Company has adopted this amendment effective this current fiscal year.

There were various other accounting standards and interpretations issued during 2014, none of which are expected to have a material impact on our consolidated financial position, operations or cash flows.

DESCRIPTION OF BUSINESS

Overview

Medicine Man Technologies, Inc. (“we,” “us,” “our” or the “Company”) was incorporated on March 20, 2014, in the State of Nevada. On May 1, 2014, we entered into a non-exclusive Technology License Agreement with Futurevision, Inc., fka Medicine Man Production Corp., dba Medicine Man Denver (hereinafter, “Medicine Man Denver”) whereby Medicine Man Denver granted us a license to use all of their proprietary processes they have developed, implemented and practiced at its cannabis facilities relating to the commercial growth, cultivation, marketing and distribution of medical marijuana and recreational marijuana pursuant to relevant state laws and the right to use and to license such information, including trade secrets, skills and experience (present and future) (the “License Agreement”) in consideration for the issuance of 5,331,000 shares of our Common Stock. We accounted for this license in accordance with ASC 350-30-30 “Intangibles - Goodwill and Other” by recognizing the fair value of the amount paid by us for the asset at the time of purchase. Since we had a limited operating history, management elected to use the par value of our common stock as the value recognized for the transaction since the term of the License Agreement is ten (10) years, the cost of the asset will be recognized on a straight line basis over the life of the License Agreement. In addition, we will evaluate the intangible asset for impairment every quarter. Medicine Man Denver is owned by some of our affiliates. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

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License Agreement with Medicine Man Denver

Our license with Medicine Man Denver authorizes us to utilize certain technology relating to various proprietary processes they developed relating to the commercial growth, cultivation, marketing and dispensing of medical and recreational marijuana. These processes were assigned to us for the purpose of establishing a business to monetize services and intellectual property related to the cannabis industry. These processes include what we consider to be a unique cultivation facility of a Variable Capacity, Constant Harvest aseptic design, which refers to our ability to throttle production as needed to meet demand so we can best manage our costs of operations in consideration of the ever changing market conditions. For example, should the market begin to show signs of slowing we can slow down our production to meet demand while still continuing to constantly (daily) harvest plants We believe that the benefits derived by our clients from this process should include them:

•	achieving consistent results without the reliance on a singular expert or ‘guru’ grower. We believe that reliance upon a single grow expert usually results in performance disruptions related to any businesses reliance on a single person or expert. Out technology is industrialized and provides for substantial operational information and training whereby our clients, if properly funded may achieve sustainable harvest results subject to local market conditions;
•	taking advantage of the years of experience engendered by our latest innovations to avoid making all or some of the costly mistakes made by Medicine Man Denver since its commencement of cannabis operations in 2009; and
•	taking advantage of the aggregated experience of all of our Licensees over time as our License Agreement requires that Medicine Man Denver not only share its existing experience at inception of the relationship, but that all licensees share all new improvements and innovations as they arise or are developed in the future. We expect to become a facilitator of innovation over time for our clients.

We believe that the cannabis industry is in its infancy. Since its inception approximately five years ago there have been many technological advances in the industry, including enhanced cultivation techniques and improved processing of products and that these improvements will continue as the industry continues to mature. Our intention is to maintain our awareness of these advances and offer the same to our current and future clients.

Over the past five years 23 different states in the US have approved the use of medical marijuana and four states have approved the recreational use. Numerous other states are currently considering adopting legislation or taking such other action as necessary to approve the use of medical and/or recreational marijuana. Additionally, legislation has been introduced in the US Congress to provide for legalization of medical marijuana and declassification of marijuana as a Schedule I controlled substance. For a comprehensive and current perspective on this process as well as current states and territories who have adopted laws authorizing the sale and use of either medical and/or recreational marijuana please refer to the following link: http://www.mpp.org/states/key-marijuana-policy-reform.html

Andrew Williams, our President and CEO, is also a founder and principal of Medicine Man Denver. This business has grown over the past five years to include a state of art medical and recreational marijuana cultivation and dispensary operation holding five (5) licenses issued by the Colorado Marijuana Enforcement Division, with locations in both Denver and Aurora, Colorado, and which generated approximately $8.6M in revenues during 2014. Through a partnership forged in late 2012, two of our principals, including Mr. Williams on behalf of Medicine Man Denver and Brett Roper on behalf of ChineseInvestors.com (OTC “CIIX”), have worked to aggregate all the direct cannabis experience of Medicine Man Denver into our business model described herein through which to monetize that experience into our current business.

Our Current Business

We focus on providing assistance to our clients in the two principal businesses of the cannabis industry, including (i) cultivation, and (ii) the dispensary business model, including combinations and other variables related to the retail model configuration. We provide our experience, technology and guidance to our clients in both of these areas as well as those in ancillary direct businesses (such as extractions, edibles, suppliers, etc.) so that they may have better control over their overall business destiny but we offer a separate cultivation or dispensary license, as needed. As of the date of this Prospectus we have generated approximately $375,000 in revenues arising out of licensing arrangements since commencement of our operations. See “Description of Services/Pricing,” below.

We generate revenues through the offering of both pre-license consulting as well as licensure services that generally tie to the size of the proposed new business venture.

Our licensing fees are typically based upon production capacity or in the case of a dispensary operation a set fee and have various progress payments set as we generally deliver services. Should this client not be selected to receive such a license from the State, their licensure agreement will be terminated prior to our providing full disclosure of our proprietary knowledge, manuals, and training. These fees do not include expenses that are reimbursed as a part of the license agreement.

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Our primary value proposition delivery model have five distinct initial premises, including:

1. Our Licensees may adopt and then utilize our technology and training offered thereby providing the various state and local jurisdictions with the reliable underpinnings of a well-known, experienced and respected cultivation and dispensary operation. These services include access to:

•	support for any state or local government required application process;
•	a proven, risk averse cultivation technology;
•	proven, simple dispensary operations experience repository;
•	pre-opening training within an operating environment;
•	onsite training support as needed for both pre and post startup; and
•	an extensive list of qualified service providers and vendor resources

2. Our Licensees should be able to avoid the multitude of costly mistakes generally made by start-up business ventures in this industry as well as base their business operations on a truly industrial cultivation process that has no singular dependence on a “guru” or “master grower,” instead relying on the experience of a team based culture that has a substantial depth of successful operating experience. This aspect of our service provides access to:

•	the substantial experience of those having made such mistakes;
•	an industrial cultivation technology centered on a ‘group experience’ culture;
•	a simplicity based retail dispensary operation model; and
•	continued licensure support and protections

3. Our Licensees will become a part of a larger licensee network that will ‘share’ the sum of their experience thereby aggregating the experience of a much larger group, all having the same motivation for which we intend to create a ‘culture’ generation approach that will exclusively serve our whole licensed network. Among other things this provides our licensees with access to:

•	the cumulative experience of the developing licensure group;
•	continued training and regular gatherings of the licensee group; and
•	the ‘protections’ of licensure knowledge

4. Clients or pre-licensees will be able to have access to a knowledgeable second opinion source as they consider how best to enter the cannabis industry that can assist them in the general development of their various business assumptions relative to real estate, cannabis retail and grow operations, forecasting, business plan development, acquisitions and regulatory compliance. We provide access to:

•	an experienced service provider in the development stages of the business
•	an extensive list of qualified service providers and vendor resources; and
•	an experienced pre-public company planning resource.

We believe that by entering into agreements with us our clients/licensees will have access to a substantial experience and knowledge base as they consider their ongoing options in either the private or public market space, as we are capable of offering a unique second opinion and due diligence support structure to such strategies as they evolve. In this regard we strongly believe in the concept of ‘teaching our licensees to fish’ rather than giving them food. We attempt to limit our fee structure to a flat fee rather than what we consider excessive ongoing fees and expenses in the form of top line revenue sharing as well as other ancillary income generation streams that many of our competitors utilize. By doing so, we believe that over time the value of the continued aggregate learning of our licensure group will establish us as a pre-eminent leader in this nascent industry noting our fees and related expense of deployment are significantly lower than general industry practices. Through our relationship and licensing commitment from Medicine Man Denver we will continue to invest in our technology and intellectual property through active participation with our growing licensure group with the goal to develop the best practices in the cannabis industry to remain a low cost producer while maintaining the highest levels of safety, quality, and consistency.

5. We have also developed a strong ‘stable’ of production (ingestibles) partners that we introduce to our licensee clients for fulfillment of that aspect of the business. Our management has business experience in that industry segment but neither we nor Medicine Man Denver operate a medically infused products business. Rather, we attempt to refer experienced, quality medically infused product businesses to our licensees to accomplish this objective.

Once a licensee is operational our ongoing support services are related to quality and control practices applicable to cultivation operations similar to those offered by other support service providers. These services include testing, service provider contractors and seed-to-sale software providers. We do not have any current arrangements wherein we are compensated related to the sale of cannabis by either the cultivation/production or dispensary licensees.

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We have also been able to secure the participation of a Denver based design build general contractor with experience in this new industry, Vintage Contracting Corporation (“VCC”), who has been instrumental in the construction as well as development of Medicine Man Denver’s physical plant and space. We believe its substantial experience in Colorado provides a strong value to this new business as they have demonstrated the skills our clients need to utilize in the construction and construction management arena. Our management also has a substantial background within the industrial and commercial property industry that is also utilized for facility design and infrastructure forecasting. We entered into an agreement with VCC to provide these services. This agreement provides for our issuance of 700,000 shares of our Common Stock in exchange for their experience and support of our initial startup of operations.

Description of Services/Pricing

We provide services to our clients in one of the following general delivery forms:

•	If a state has adopted specific legislation and has a specific structure for either medical and or recreational cannabis access, we provide licensure services to our client as generally described herein. These services are specific to the deployment of either a cultivation or dispensary operation and may also include additional business related advisory services as described herein.

•	If a state has not yet adopted or is in the process of adopting specific legislation and a management structure for either medical and or recreational cannabis access, we provide pre-licensure services to our client as generally described herein. These services are specific to the pre-deployment of either a cultivation or dispensary operation and will also include additional business related advisory services as described herein and or introductions to other various business entities our client will need to access in order to be prepared to submit an effective and well thought out application for consideration by that state as it exercises its deployment elements. The clients who are pre-licensure clients and generally require substantial assistance in this preparation to file an application stage.

•	We provide general consulting services to various clients wanting to enter into various aspects of the cannabis industry as a prelude to either pre-licensure or licensure commitments. We are compensated for these services on either an hourly or fixed rate basis.

We utilize the experience our personnel has obtained from developing a successful cannabis business in Colorado and offer these experiences to other jurisdictions that are now just entering this new industry. We view this relationship as a “win-win”, as it generates revenues for us while offering our clients the opportunity to avoid the mistakes many new cannabis businesses would normally make, or at the very least provide these new businesses with a proven, successful model to consider.

In the initial stages of our relationship with clients we attempt to identify and address the needs of each of our clients by identifying the following issues:

•	insure the land and infrastructure are sufficient to accommodate the final scope of the project;
•	insure the production strategy is in line with the clients’ cultivation needs, as well as capital/operating budget objectives;
•	generate pro forma capital/operating budgets for the project based upon feedback and various construction related comparisons, if available;
•	generate a final building design (sketch plan) that the client’s design build team can easily digest in the creation of architectural as well as MEP (Mechanical, Electrical, and Plumbing) construction plans and a general scope of work. We provide working drawing samples and general guidance for each client’s team to utilize as they move ahead in the creation of such plans; and
•	provide access to the Denver facilities and our Denver based design build contractor for your local team as needed.

To date we have provide different services and activities for our clients depending upon the nature of the request from each. For example, some clients have sought assistance with dispensary activities and development, while others have desired cultivation assistance. Other clients have required both. Generally, our services have included the following services:

•	on-site, hand on support and training from our cannabis cultivation experts. This on-site, hands on support and training provided by our cultivation experts includes services both on-site at our Denver based partners facility, including real time training in all aspects of cultivation, harvest, trimming, drying, and curing of plant related materials. Our client’s cultivation team participate in various related activities in gaining direct hands on experience. We also provide similar support as requested by the client at their facilities once these facilities are completed, for an additional hourly fee plus expenses as related to labor as provided;

•	access to our experienced team or a wide variety of advisory and consultation needs as they relates to the creation of the final layout and structure for a client’s cultivation facility, including onsite visits;

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•	access to our Design Build General Contractor in consultation with the client’s local architectural and engineering team(s) to maximize usage of space and design as well as final bid review and comment;

•	access to our training protocols that include onsite training time at our Colorado location for the client’s primary team members over a defined period of time, generally consuming two to three weeks, plus additional training at the client’s location on an as needed basis;

•	participation in the client’s state application hearing, including providing expert testimony;

•	tours of the Medicine Man Denver locations for investors, state regulators and others to provide a model for the client’s proposed operations; and

•	providing the client with our Master Cultivation/Grow Manual, including updates.

We also offer other custom services upon request, including providing a senior Medicine Man Denver grower for the client’s initial crop, providing clones to harvest, and access to our senior management, contractors and others to address specific issues that may arise from time to time and which may be unique to the client’s proposed operations. These custom services are provided at an additional cost, which is negotiated with the client at the inception of the relationship.

Initially, we conduct meetings at the client’s location that will include their team, as well as facilities related service providers to generate a final sketch plan design for their facility as a whole, including access, parking, and other practical applications, as well as formulation of the business plan underpinnings and assumptions. We generally estimate two to three meetings over a period of a several months prior to the application of respective specific language and other requirements being adopted by the respective state of the client, depending upon a number of variables including but not limited to the size and scope of the proposed operation, as well as real estate investment strategies.

We do not provide legal specific rules interpretation, lobbying, or other local related services including onsite construction management. These are the responsibilities of our client. We will, however (once the rules and application process are defined) become familiar with these elements and assist our client in their respective state application as part of our assistance in development of the client’s business plan.. We do not provide assistance in securing funding for our clients.

We generally undertake several visits to our client’s site during the pre-construction and construction phases.

In the pre-construction phase we generally meet several times over a period of weeks or months with the client’s architect, engineers, and general contractor to insure that the designs are consistent with our cultivation parameters. We generally leave all specific state required design (mechanical, electrical, plumbing, civil, etc.) elements to the local state based team and focus on the deployment in accordance with our operating standards. During this stage we are also providing our most current standards and guidelines for deployment of a facility that will best emulate our state of the art deployment in Denver. We also provide feedback regarding building type as well as budgets for construction based upon our general knowledge of the industry and best practices.

In the construction phase we stay in constant contact with the client’s general construction team, responding to questions or needs for clarification of any related design element we have provided. We are also meeting by phone and onsite as needed, noting a good bit of our communications are handled through email and an exchange of information that often involves pictures or other drawing based inquiries.

Our fee structure has changed since inception of our business, primarily as a result of the recent development and growth of the cannabis industry. Our fees have increased since we signed our initial client. When we commenced our operations, our base fee was $100,000 in consideration for providing consulting services for the development of a 1200 pound annual (nominal) production facility. In March 2015, we increased this fee to $125,000 and as of the date of this Prospectus, we now charge $150,000. However, our agreements with our clients provide for termination of the agreement if our client’s application is not approved by the relevant state. As of the date of this Prospectus, four of our clients’ state applications have been rejected. In each of these situations we only provided support for a small portion of the overall application as these clients elected to hire a project manager to coordinate and facilitate the entire application process.

Since commencement of our operations our fees have and will continue to follow a schedule that includes payments of a total fee for services over time and based upon the specifics of certain performance of capacity in terms of pounds of dried, cured flower elements annually, as well as certain other criteria, including geographic location and size of the proposed operation. Initially we determine an overall fee for our general services rendered based upon the capacity of the proposed cultivation or other specific related scope of work. For example, in State ‘A’ our cultivation licensing fee that provides for a specific initial capacity of 2,000 pounds of dried cured flower product is set at $200,000, which is paid to us in installments. We collect an initial payment equal to 10% of the fee when the agreement is executed. We collect a second payment equal to 10% of the fee when the actual application is completed as determined by the applicable state in which we are supporting the license application. By the time an application has been submitted to a specific state we will have performed the majority of the work as it relates to the total fee but in this industry, we are working with our client to the best of our abilities to provide a robust as well as complete application which will contain all of the elements necessary to demonstrate to a particular state that our client is capable of deploying as well as operating a facility that emulates our current state of the art facilities located in our partner’s Denver location.

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Once a client’s license application has been approved by a state they applied in, another payment (equal to 20% of the fee) becomes due. Once construction of the new facility or improvements to an existing facility are initiated, we receive an additional 30% of the fee. During this time we provide additional services that would typically include:

•	an onsite presence as needed during construction for consulting;
•	ongoing project cost analysis;
•	consulting, advisory and other design engineering services during the permitting/inspections process;
•	sourcing various construction elements such as lighting and operating components;
•	provide working (shop) drawings for the various proprietary elements of the cultivation center’s deployment
•	providing access to our training manuals, as well as refresher materials related to our general scope of work;
•	training on BioTrackTHC and Quick Books accounting practices;
•	access to our cultivation protocols management systems
•	training of the clients’ key cultivation team at our Denver location prior to client’s location becoming operational (generally described as several one week trainings for two to three persons) and
•	general business planning advisory support as needed throughout the project.

Once the facility becomes operational (begins the initial growing process), we earn the balance of our fee (or 30% of the fee) and will have completed all support as required for the successful completion and operational status of our client’s facility. After the facility is operational we collect an annual licensing fee for a period of five (5) years of continued support and innovation equal to $20,000 (10% of the original fee), paid quarterly in arrears, plus travel costs per year that generally includes additional training and operational support as may be needed to operate the facility. As of the date of this Prospectus only 1 of our clients have become operational, but we expect more will reach this threshold in the near future.

Generally, our services include review of the property and infrastructure to insure they are sufficient to accommodate the final scope of the project, a review of production strategy to confirm it is consistent with the cultivation method, as well as capital/operating budget objectives relating to anticipated initial output, generate pro forma capital/operating budgets, advisory services related to dispensary and production elements, investor support and communication, and review of building designs in the creation of architectural as well as MEP construction plans. We also provide access to our Licensor’s Colorado facilities and design build contractor on an as needed basis.

Our cultivation protocols management system consists of an extensive 400+ page manual that is updated as necessary. Additionally, we provide, approximately 43 training videos that cover the entire cultivation cycle, clone to inventory, and an extensive set of drawings and pictures related to the various practices, as well as equipment deployed for the cultivation process. Our cultivation protocols management system manuals are proprietary and are submitted as a part of any application with a FOIA exemption request or confirmation, depending upon the state where we are working.

While at this time we do not provide direct services for the generation of ‘ingestibles’ or as often referred to as edibles, we do maintain professional relationships with various service providers in the field we can refer clients to noting that at this time we have no mutually or singularly based fiduciary benefit in making these introductions and can only advise and assist the client in determining what process they will follow for securing this service provider aspect of their business plan, should they elect to pursue the same.

We have provided all or parts of the above services to various clients since commencement of our operations in May 2014.

As of the date of this Prospectus we have executed contracts that we expect will generate an additional $450,000 in new work during 2015, not including new client we may secure through the balance of the year. While no assurances can be provided that we will collect this amount or enter into additional contracts with clients, we are optimistic that this will occur. We have existing contracts with four business entities (three in Illinois and one in Nevada). This does not include future business noting we are currently in pre-licensure negotiations or have active pre-licensure service commitments with business groups having interests in Arizona, Alaska, Arkansas, Florida, Hawaii, Maryland, New York, Ohio, Oklahoma, Pennsylvania and Texas.

The services as associated with these new contracts include cultivation matters with our Illinois and Nevada clients that will primarily be related to final design review, final project cost review, general contractor support, staffing plan finalization, client construction management support, employee training (at our facility in Denver, as well as at their respective locations), and other related tasks.

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Marketing

We conduct our marketing efforts by providing a presence at specifically targeted industry based events, as well as through Medicine Man Denver’s established industry presence as a successful cannabis company. We have been able to garner a substantial presence via this relationship. Because the cannabis industry is relatively new there are very few groups and companies who can identify themselves as having real experience in this industry. We believe we are the exception as a result of our management’s experience with all aspects of the industry. See “MANAGEMENT.”

We are members of various industry groups and attend industry based conferences which we believe will be helpful to advancing our brand and skill sets. We created a marketing collateral materials bank and attended our first true marketing event in November 2014 at the Third National CannaBusiness Conference and Expo in Las Vegas. We will continue to seek out venues where we can enhance our presence in the industry while at the same time garner prospective client licensees. We will continue to market our licensing and related services to the Cannabis industry through participation in various trade show events, continual use of free public content through interviews with our principals such as currently provided on CNN and MSNBC, direct referrals from satisfied licensees or past clients, various web presence advertising options utilizing specific industry related web sites and google ad words, as well as other measures we may choose to deploy from time to time.

We also continue to coalesce interest and a presence within the industry through participation in various events as well as through direct promotion as available to Medicine Man Denver and the Williams family, recently receiving mention in MSNBC’s ‘Pot Barons’ series as well as detailed inclusion in other venues such as MSNBC, Inc. Magazine, Katie Couric Live, The Today Show, the BBC, CBS, NBC, LeMonde, ABC, HBO many other national and internationally based media outlets..

Over time we plan to continue expansion of our service offerings that we believe will be better identified as we grow and the cannabis industry matures. To this end we are already working in harmony with other consultants within the industry lacking certain experience or skill sets through licensure of specific cultivation technologies, with specific protections and non-disclosure agreement in place, noting we do not provide our operations manual of training to potential licensees until they have a state granted license in place.

Our website (www.medicinemantechnologies.com) is operational but will be receiving a substantial upgrade over the next several months to become more effective in the delivery of information related to our developing business.

Growth by Acquisitions

Ultimately, our intent is to become a national or internationally branded cannabis company. However, there are numerous things that will need to occur in order to allow us to implement the final aspect of our business plan and there are no assurances that any of these developments will occur, or if they do occur, that we will be successful in fully implementing our plan. Among other things, the most important developments that need to occur include the legalization and commercialization of marijuana in the United States and a change in the regulatory standards being imposed by the State of Colorado limiting ownership in all cannabis related businesses solely to residents of the State of Colorado, including a minimum residence requirement of two years. Until these issues are resolved, we will be unable to fully integrate all aspects of the marijuana industry under our corporate umbrella.

Ideally, if all of the developments that are necessary do occur, the initial transaction we would consider is the acquisition of Medicine Man Denver from our management that will complement our current business. That would be followed up by acquisition of other cannabis companies both in Colorado and elsewhere. We believe there are many synergistic cannabis operations both already in business and which will enter the industry as more states continue to adopt legalization proposals who will be interested in being acquired by our Company if and when we become a trading, reporting company. We believe this makes economic sense because we can eliminate duplication of general and administrative expense, provide a more centralized information marketing and eliminate overlapping of services offered. As of the date of this Prospectus we have not conducted any discussions with potential acquisition companies, there are no definitive agreements in place relating to our acquiring any such business and there can be no assurances that such agreements will be executed on favorable terms or at all in the future. Additionally, there are no agreements in place currently with the owners of Medicine Man Denver relating to our acquisition of this company and any such future consideration would be in line with all legally acceptable methods for such an acquisition in consideration of our public company status.

If we are successful, the acquisition of related, complimentary businesses is expected to increase revenues and profits by providing a broader range of services in vertical markets which are consolidated under one parent, thus reducing overhead costs by streamlining operations and eliminating duplicitous efforts and costs. There are no assurances that we will increase profitability if we are successful in acquiring other synergistic companies.

Management will seek out and evaluate related, complimentary businesses for acquisition. The integrity and reputation of any potential acquisition candidate will first be thoroughly reviewed to ensure it meets with management’s standards. Once targeted as a potential acquisition candidate, we will enter into negotiations with the potential candidate and commence due diligence evaluation of each business, including its financial statements, cash flow, debt, location and other material aspects of the candidate’s business. One of the principal reasons for our filing of our registration statement of which this Prospectus is a part and the filing of an application to list our securities for trading is our intention to utilize the issuance of our securities as part of the consideration that we will pay for these proposed acquisitions. If we are successful in our attempts to acquire synergistic companies utilizing our securities as part or all of the consideration to be paid, our current shareholders will incur dilution. See “RISK FACTORS.”

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In implementing a structure for a particular acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity. We may also acquire stock or assets of an existing business. On the consummation of a transaction, we do not intend that our present management and shareholders will no longer be in control of our Company.

As part of our investigation, our officers and directors will meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis of verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise. The manner in which we participate in an acquisition will depend on the nature of the opportunity, the respective needs and desires of us and other parties, the management of the acquisition candidate and our relative negotiation strength.

We will participate in an acquisition only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

Depending upon the nature of the acquisition, including the financial condition of the acquisition company, as a reporting company under the Securities Exchange Act of 1934 (the “34 Act”), it may be necessary for such acquisition candidate to provide independent audited financial statements. If so required, we will not acquire any entity which cannot provide independent audited financial statements within a reasonable period of time after closing of the proposed transaction. If such audited financial statements are not available at closing, or within time parameters necessary to insure our compliance with the requirements of the 34 Act, or if the audited financial statements provided do not conform to the representations made by the candidate to be acquired in the closing documents, the closing documents will provide that the proposed transaction will be voidable, at the discretion of our present management. If such transaction is voided, the agreement will also contain a provision providing for the acquisition entity to reimburse us for all costs associated with the proposed transaction.

Additional Business Opportunities

The cannabis industry is developing rapidly. As it continues to develop we believe additional business opportunities will arise. One aspect that we have identified is the opportunity to provide job placement services to our clients. We believe we are in a unique position as a result of our developing extensive contacts within the cannabis industry at all levels of operations, to utilize these contacts and industry knowledge to expand our business. As our clients move from planning to execution they have the need to fill key positions in cultivation and dispensary operations, and operations leadership. As of the date of this Prospectus we are currently taking initial steps to investigate the possibility of our providing a professional staffing function within Medicine Man Technologies to fulfill that need. However, we are not currently engaged in this aspect of the business and there are no assurances that we will expand our operations in this manner.

Competition

We face extreme competition from both larger, better-financed national brands as well as an ever increasing number of boutique service providers in the cannabis industry. We currently track sixty-nine (69) such providers in this space and are continually monitoring their progress and presence in the industry while working to continue to demonstrate our unique licensing offering. We also track eighty-eight (88) public companies that are either directly in or loosely involved in the cannabis industry.

Government Regulation

While we do not generate revenues from the direct sale of cannabis products, we are engaged in assisting companies who are so engaged in various start up aspects of the cannabis industry. Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal laws.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the Federal Government decides to enforce the Controlled Substances Act in Colorado with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine. Any such change in the Federal Government’s enforcement of current federal laws could cause significant financial damage to us. While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal or state governments.

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As of the date of this Prospectus, 23 states and the District of Columbia allow its citizens to use Medical Marijuana. Additionally, voters in the states of Colorado, Washington, Alaska and Oregon have all approved legalization of recreational cannabis for adult use. The state laws are in conflict with the Federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama Administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the Administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the Federal Government’s enforcement of current federal laws could cause significant financial damage to us. While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal or state governments.

Although cultivation and distribution of marijuana for medical use is permitted in many states, provided compliance with applicable state and local laws, rules, and regulations, marijuana is illegal under federal law. Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with our business plan and could expose us and our management to potential criminal liability and subject their properties to civil forfeiture. Though the cultivation and distribution of marijuana remains illegal under federal law, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent states from implementing their own laws that authorize the use, distribution, possession, or cultivation of medical marijuana. However, state laws do not supersede the prohibitions set forth in the federal drug laws.

For a comprehensive and up to date perspective on this process as well as current states and territories please refer to the following link: http://www.mpp.org/states/key-marijuana-policy-reform.html

In order to participate in either the medical or recreational sides of the marijuana industry in Colorado and elsewhere, all businesses and employees must obtain licenses from the state and, for businesses, local jurisdictions. Colorado issues four types of business licenses including cultivation, manufacturing, dispensing, and testing. In addition, all owners and employees must obtain an occupational license to be permitted to own or work in a facility. All applicants for licenses undergo a background investigation, including a criminal records check for all owners and employees.

Colorado has also enacted stringent regulations governing the facilities and operations of marijuana businesses. All facilities are required to be licensed by the state and local authorities and are subject to comprehensive security and surveillance requirements. In addition, each facility is subject to extensive regulations that govern its businesses practices, which includes mandatory seed-to-sale tracking and reporting, health and sanitary standards, packaging and labeling requirements, and product testing for potency and contaminants.

Despite the Obama Administration’s statements, the Department of Justice has stated that it will continue to enforce the Controlled Substance Act with respect to marijuana to prevent:

•	the distribution of marijuana to minors;

•	criminal enterprises, gangs and cartels receiving revenue from the sale of marijuana;

•	the diversion of marijuana from states where it is legal under state law to other states;

•	state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

•	violence and the use of firearms in the cultivation and distribution of marijuana;

•	driving while impaired and the exacerbation of other adverse public health consequences associated with marijuana use;

•	the growing of marijuana on public lands; and

•	marijuana possession or use on federal property.

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Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter its business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on its operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. These ever changing regulations could even affect federal tax policies that may make it difficult to claim tax deductions on our returns. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on its business.

Since the use of marijuana is illegal under federal law, there is a compelling argument that banks cannot accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the marijuana industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for our clients to operate.

Employees

As of the date of this Prospectus we have two employees, Mr. Williams and Mr. Roper, both members of our management. We have consulted with and expect to continue to use the services of independent consultants and contractors with whom our management has a pre-existing relationship to perform various professional services, particularly in the area of construction of cultivation. We expect that we will continue to use contractors to assist us with our clients.

None of our employees are members of a union. We consider our employee labor relations to be good.

Trademarks/Trade names/Intellectual Property

We rely upon our various trademark, trade name, and intellectual property of our license partner Medicine Man Denver.

We also acknowledges that certain protections normally available to us related to design or other utility patents in the cannabis industry would not currently be enforceable under federal law.

We attempt to protect our intellectual property via the deployment of non-disclosure agreements with both prospects as well as licensees. There are no assurances that these non-disclosure agreements will prevent a third party from infringing upon our rights. See “RISK FACTORS.”

Property

On June 1, 2015, we moved our principal place of business to 4880 Havana Street, Suite 102 South, Denver, Colorado 80239. We had previously operated from our offices at 13791 E. Rice Place, Suite 107., Aurora, CO 80015. Our telephone number is (303) 481-4416. This new location is subleased from Medicine Man Denver pursuant to an oral agreement. This space consists of two executive offices aggregating approximately 1,000 square feet and access to a conference room and significant common area. We pay monthly rent of $1,000 for this location. Management believes that this space will meet our needs for the foreseeable future.

Legal Proceedings

We are unaware of any pending or threatened litigation by or against us.

Industry Analysis

According to the Colorado Department of Revenue, Colorado’s marijuana industry reported $45 million in recreational and medical marijuana in sales in January 2015, putting marijuana sales on pace to exceed $540 million for the year ending December 31, 2015. The national regulated marijuana market is estimated to be between $2 -$3 billion in 2015 and is expected to increase to $6 plus billion by 2018.

In Colorado, the market was expanded in January 2014 to include adult use, including visitors from other states. Voters in Washington recently approved a ballot measure to legalize cannabis for adult use. Many experts predict that other states will follow Colorado and Washington in enacting legislation or approving ballot measures that expand the permitted use of cannabis.

Nationally, the industry has continued to gain ground through the addition of many states and their passing of medical and or recreational provisions for the use of cannabis. While there certainly appears to be a trend towards acceptance of cannabis, there are no assurances offered that this business will be able to sustain itself over time if the Federal Government changes its current position related to state legalized operations.

While no assurances can be provided, we believe that over the next three to five years there will be as many as thirty five to forty states adopting various types of cannabis legislation (medical and recreational) and that there will occur a certain tipping point by which the Federal Government will have to take some sort of stand on the legal status of cannabis.. We also believe that due to the strong growth in the industry as a whole at the state level, the Federal Government will eventually de-schedule cannabis, similar to the alcoholic beverage prohibition repeal in the mid 1930’s, and as motivated by its citizenry decriminalize cannabis as well as regulate it under the auspices of some existing or newly formed agency.

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MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position

Andrew Williams	46	President, Chief Executive Officer, Chairman of the Board

Brett Roper	61	Chief Operating Officer, Secretary and a Director

James S. Toreson	72	Director

Paul Dickman	35	Chief Financial Officer

The above listed directors will serve until the next annual meeting of our shareholders, or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. The above listed officers will serve until the next annual meeting of our Board of Directors or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers serve at the will of the Board of Directors.

Resumes

Andrew Williams, our founder, has been our President and CEO since our inception in April 2014. In addition to his positions with our Company, since September 2009 Mr. Williams has also been President and CEO of Medicine Man Denver, a cannabis company and the entity that licensed us our intellectual property. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” From August 2006 through August 2010, Mr. Williams was a project portfolio manager with Jeppesen, a Boeing company. Mr. Williams received a Bachelor of Science degree in Industrial Engineering from the University of Southern Colorado in 1995. Prior to this he served in the US Army as a Calvary Scout from 1986 to 1989 and received an honorable discharge. He devotes approximately 10% of his time to our affairs.

Brett Roper has been our Chief Operating Officer, Secretary and a Director since our inception in March 2014. In addition to his positions with our Company, since March 2001 Mr. Roper has been the COO, Senior Public Company Strategies Advisor, and Secretary of ChineseInvestors.com, an OTCQB status company (“CIIX”). From August 2006 through April 2010, Mr. Roper was the Director of Construction and Development, Property Manager, and an Asset Manager for Northstar Commercial Partners, Denver, CO, a company engaged in various real estate related investments. From March 1995 through August 2006, Mr. Roper worked for the Hollingsworth Companies in a wide variety of management roles for that business in the southeast US. He currently devotes a substantial amount of time to our business.

Paul Dickman has been our Chief Financial Officer since March 2015. In addition to his positions with our Company, since December 2009 Mr. Dickman has been the owner of Breakwater Corporate Finance, a Colorado based company and Paul Dickman CPA LLC, a company serving a variety of clients in accounting and financial consulting. Also since December 2009, Mr. Dickman has been the Chief Financial Officer of ChineseInvestors.com, Inc., a publicly held company that advises Chinese nationals on US investments. ChineseInvestors.com is also one of our principal shareholders. Mr. Dickman received a Bachelor of Science degree in Financial Management from Bob Jones University in 2002. He devotes only such time as necessary to our affairs, which is not expected to exceed 20% of his business time.

James S. Toreson was appointed as a director of our Company in March 2015. In addition to his position with our Company, Mr. Toreson has been the owner and Chief Executive Officer of Toreson Industries, Inc., Alamo, Nevada, a real property development company he founded in 1983. Toreson Industries filed a voluntary petition under Chapter 11, Title 11 of the US Code in the Federal Court in the District of Nevada located in Las Vegas, Nevada (Case #14-12481-abl). This was done to stay foreclosure proceedings on real property owned by TII. This matter was dismissed by the bankruptcy court on February 25, 2015. Mr. Toreson has over 30 years’ experience in executive management, including marketing, engineering, manufacturing and finance. He is also a director of ChineseInvestors.com, Inc., and Freedom Motors, Inc., each a reporting company under the Securities Exchange Act of 1934, as amended. Mr. Toreson received a BSEE degree and MSEE degree, each with honors from the University of Michigan in 1967 and 1968, respectively, a Dr. of Science degree from the University of Nevada-Reno in 1985.. He devotes only such time as necessary to our affairs, which is not expected to exceed 20% of his business time.

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Messrs. Roper and Toreson have been appointed as our directors pursuant to the provisions of our Bylaws. Mr. Roper was appointed as a result of his activity as the primary author and founder of our business. He has devoted over a year to learning the business metrics and develop cultivation experience. He has also been involved as the Chief Operations Officer of ChineseInvestors.COM since its becoming public in February 2011 and has advised other private and public companies over a period of 30 years. He has a broad business development and restoration background and a very strong understanding of corporate finance, operational support, and new business development. We believe his business experience, together with his experience in the cannabis industry, provides us with invaluable benefit, especially given the limited experience of our other members of management in the public sector. See “Risk Factors.”

Mr. Toreson has served as a Board Member of several public companies and has been an entrepreneur and business owner of many companies during his business career that has extended over 50 years. We believe his business experience also provides us with invaluable benefit, especially given the limited experience of our other members of management in the public sector. See “Risk Factors.”

Director Independence

Our Board is currently composed of three members. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. However, we determined that one director, James Toreson, qualifies as an independent director. We evaluated independence in accordance with the rules of The New York Stock Exchange, Inc., which generally provides that a director is not independent if: (i) the director is, or in the past three years has been, an employee of ours; (ii) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (iii) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (iv) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

Once we achieves public status, of which there can be no assurance, we will insure that our committees as well as Board of Directors complies with all the requirements of a public company under the auspices of the OTC Marketplace.

Board Committees

As of the date of this Prospectus we do not have any committees of our Board of Directors. We expect to form an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Nominating Committee in the near future, prior to our becoming a public company. We have adopted charters for each proposed committee, as well as a code of ethics and expect to move forward and utilize these committees moving forward.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our Company. Insofar as the officers and directors are engaged in other business activities, management anticipates they will devote only a minor amount of time to our affairs. See “RISK FACTORS.”

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EXECUTIVE COMPENSATION

Remuneration

Following is a table containing the aggregate compensation paid to our Chief Executive Officer and Chief Operations Officer, our only two officers during our last two fiscal years, who also served as our only Directors during our fiscal year ended December 31, 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards	All Other Compensation	Total Compensation
Andrew Williams, CEO President	2014	$41,595	$–	$–	$41,595
Sally Williams, Interim Board Member(1)	2014	$18,000	$–	$–	$18,000
Brett Roper, COO, Treasurer and Secretary	2014	$29,392	$–	$–	$29,392

(1) Ms. Williams resigned as a Board member in January 2015.

Salaries are established by our Board of Directors. We currently do not have a Compensation Committee but expect to have one in place during 2015. None of our employees are employed pursuant to an employment agreement.

Compensation of Directors

Our officers and directors are currently compensated at the rate of $1,000 per month for their service. They are also reimbursed for actual expenses incurred relating to managing as well as marketing our business and in some cases receive incentive payments based upon their performance and success in securing new clients for us. Any incentive payments will be authorized by our Board of Directors..

Stock Plan

We have not adopted a stock plan but may do so in the future.

Employment Agreements

Other than with Mr. Dickman, none of our executive officers are party to any employment agreement with us. We have an agreement with Breakwater Corporate Finance (“Breakwater”), a company owned and controlled by Mr. Dickman, wherein Breakwater has agreed to provide us with accounting, bookkeeping and financial management services, including providing Mr. Dickman to act as our Chief Financial Officer in consideration for the payment of $1,000 per month, plus reimbursement of all out of pocket expenses. Additionally, upon our having our Common Stock approved for trading, of which there can be no assurance, we will be obligated to issue an aggregate of 25,000 shares of our Common Stock to Breakwater or its principals.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding beneficial ownership of our Common Stock as of the date of this Prospectus by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our officers and Directors, and (iii) all Directors and executive officers as a group.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class

Common	Andrew Williams(1)	1,765,500	17.9%
	4880 Havana Street Suite 102 South, Denver, Colorado 80239

Common	Peter Williams	1,870,500	18.9%
	4880 Havana Street Suite 102 South, Denver, Colorado 80239

Common	Michelle Zeman	760,000	7.7%
	4880 Havana Street Suite 102 South, Denver, Colorado 80239

Common	Brett Roper(1)	3,135,000(2)	31.7%
	4880 Havana Street Suite 102 South, Denver, Colorado 80239

Common	All Officers and Directors As a Group (4 persons)	4,900,000	49.6%

_________________________

(1)	Officer and Director of our Company.
(2)	Includes 2,800,000 shares owned by ChineseInvestors.com, Inc. Mr. Roper is an officer and director of ChineseInvestors.com, Inc. and as such, is in a position to control this disposition of these shares. Mr. Roper disclaims beneficial ownership of these shares.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At our inception we issued 335,000 shares of our Common Stock in favor of Brett Roper, an officer and director, in consideration for services valued at $335.

On May 1, 2014, we entered into a non-exclusive Technology License Agreement with Futurevision, Inc., f/k/a Medicine Man Production Corporation, a Colorado corporation, dba Medicine Man Denver (“Medicine Man Denver” or “Futurevision”), a company owned and controlled by affiliates of our Company, including Andrew Williams, our President, CEO and Chairman, whereby Medicine Man Denver granted us a license to use all of their proprietary processes they have developed, implemented and practiced at its cannabis facilities relating to the commercial growth, cultivation, marketing and distribution of medical marijuana and recreational marijuana pursuant to relevant state laws and the right to use and to license such information, including trade secrets, skills and experience (present and future). We issued 5,331,000 million shares of our Common Stock in consideration for issuance of the license.

At December 31, 2014, Medicine Man Denver, our Licensor, owed us $250,000, This obligation has been repaid in full as of the date of this prospectus. This obligation bore interest at 1% per month (12% APR). Medicine Man Denver, Inc. is owned by several of our major shareholders, including Andrew Williams, our President, CEO and Chairman. These shareholders have majority control over both Medicine Man Technologies, Inc. and Medicine Man Denver.

Our initial operating expenses were covered by ChineseInvestors.com, Inc. totaling $41,764.80. Once we started producing revenues this balance was paid back in full on August 7, 2014. ChinesesInvestors.com is a related party in that they provided the expertise and time needed to found Medicine Man Technologies starting back to December 2012. ChineseInvestors.com holds 2,800,000 shares of our Common Stock that was provided in exchange for services and the allocation of time related to Mr. Brett Roper during this interim period.

In September and October of 2014, ChineseInvestors.com, Inc. borrowed $50,000 in each month (a total of $100,000) to meet short term cash needs. These funds were repaid on October 23, 2014, along with accrued interest of $1,250.

We operate from our offices at 4880 Havana Street, Suite 102 South, Denver, Colorado 80239, telephone (303) 481-4416. This new location is subleased from Medicine Man Denver pursuant to an oral agreement. This space consists of two executive offices aggregating approximately 1,000 square feet and access to a conference room and significant common area.

In July 2015 we issued 25,000 shares of our Common Stock in favor of Paul Dickman, our Chief Financial Officer, in exchange for services. These shares were valued at $1.00 per share.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

DESCRIPTION OF SECURITIES

Common Stock

There are 90,000,000 shares of Common Stock, $.001 par value, authorized, with 9,947,500 shares issued and outstanding and 10,000,000 shares of Preferred Stock, par value $0.001 per share, authorized, none of which has been issued or is outstanding. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock, which may be authorized and issued in the future. Upon a liquidation, dissolution or winding up of our Company the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding Preferred Stock which may be authorized and issued in the future. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered herein will be, when issued and paid for, fully paid and non-assessable. Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors at a general shareholder meeting and may elect all of the directors standing for election. We have no present intention to pay cash dividends to the holders of Common Stock.

Preferred Stock

Our Articles of Incorporation, as amended, also authorizes ten million shares of Preferred Stock, par value of $0.001 per share, none of which has been issued. The Preferred Stock is entitled to preference over the Common Stock with respect to the distribution of assets of our Company in the event of liquidation, dissolution, or winding-up of our Company, whether voluntarily or involuntarily, or in the event of the any other distribution of our assets, among our stockholders for the purposes of winding-up affairs. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

Transfer Agent and Registrar

We have retained Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, phone (813) 344-4490 as the transfer agent for our Common Stock.

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SHARES ELIGIBLE FOR FUTURE SALE

In the event our Common Stock is approved for trading in the future, of which there can be no assurance, market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates. After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering, constituting 1,619,000 shares, will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The balance of 8,281,000 shares which are not being registered will be eligible for sale pursuant to the exemption from registration. However, these shares not being registered are held by our management and other affiliates who are limited to selling only 1% of our issued and outstanding shares every 90 days.

If our application to trade our Common Stock on the OTCQB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. See “RISK FACTORS.”

Rule 144

Rule 144, adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, generally provides an exemption for the resale or privately offered securities provided the conditions of the rule are met, which include, among other limitations, that the securities be held for a minimum of six months due to the fact that we expect to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended. Consequently, our shareholders who are affiliates and whose shares are not being registered as part of the registration statement we have filed with the SEC (of which this Prospectus is a part) may not be able to avail themselves of Rule 144 or otherwise be readily able to liquidate their investments in the event of an emergency or for any other reason, and the shares may not be accepted as collateral for a loan. If such non-affiliate has owned the shares for at least six months, he or she may sell the shares without complying with any of the restrictions of Rule 144 once we are deemed a reporting company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Andrew I. Telsey, P.C., Centennial, Colorado. Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 100,000 shares of our Common Stock.

EXPERTS

The financial statements of Medicine Man Technologies, Inc. as of and for the year ended December 31, 2014 included herein have been audited by BF Borgers CPA PC, independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

35

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the 33 Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed this registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this Offering. This Prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. If and when the SEC declares our registration statement effective, we will begin filing reports pursuant to the Securities Exchange Act of 1934, as amended For further information with respect to our Common Stock, and us we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

The audited financial statements for the fiscal year ending December 31, 2014 are set forth on pages F-1 through F-10.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

36

Medicine Man Technologies Inc.

Financial Statements

For the Year Ended December 31, 2014

F-1

MEDICINE MAN TECHNOLOGIES INC.

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Medicine Man Technologies, Inc.:

We have audited the accompanying balance sheet of Medicine Man Technologies, Inc. (“the Company”) as of December 31, 2014 and the related statement of operations, stockholders’ equity and cash flows for the period from inception, April 1, 2014 to December 31, 2014. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medicine Man Technologies, Inc., as of December 31, 2014, and the results of its operations and its cash flows for the the period from inception, April 1, 2014 to December 31, 2014, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

/s/ B F Borgers CPA PC

B F Borgers CPA PC
Lakewood, CO
April 1, 2015, except for the effects on the financial statements of the restatement described in Notes 3, as to which the date is May 28, 2015

F-3

MEDICINE MAN TECHNOLOGIES INC.

BALANCE SHEET

As of December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$54,510
Note receivable & interest due from Medicine Man Denver, Inc.	253,123
Total current assets	307,633

Fixed assets
Intangible asset, license agreement, net	4,770
Total fixed assets	4,770

TOTAL ASSETS	$312,403

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$18,500
Accrued liabilities	4,327
Total current liabilities	22,827

TOTAL LIABILITIES	22,827
COMMITMENTS AND CONTINGENCIES

Common stock, .001 par value: shares authorized 24,000,000; 9,840,000 shares issued and outstanding	9,840
Additional paid in capital	309,690
Accumulated earnings (loss)	(29,954)
Total stockholders' equity	289,576
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$312,403

The accompanying notes are an integral part of these financial statements.

F-4

MEDICINE MAN TECHNOLOGIES INC.

STATEMENT OF OPERATIONS

Period from Inception April 1, 2014 To December 31,2014

Revenue	$251,891

Operating Expenses:

General & administrative expenses	138,916
Salary	72,000
Stock based compensation expense	54,230
Advertising	15,495

Total operating expenses	280,641

(Loss) from operations	(28,750)

Other income/(expenses)
Interest income	3,123
Interest expense	(1,184)

Total other income/(expenses)	$1,939

Net Income (loss) before Income Taxes	$(26,811)

Income tax expense	(3,143)
Net Income (loss)	$(29,954)
Basic and Diluted Earnings per share	(0.003)
Basic and Diluted Weighted Average common shares issued and outstanding	9,840,000

The accompanying notes are an integral part of these financial statements.

F-5

MEDICINE MAN TECHNOLOGIES INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Loss)	Total Equity
Balance - April 1, 2014	–	$–	$–	$–	$–

Stock issued to founders for consulting at par value	9,530,000	9,530	–	–	9,530

Stock issued for cash $1/share	260,000	260	259,740	–	260,000

Stock issued for services valued at $1.00 per share	50,000	50	49,950	–	50,000

Net (loss) for the period	–	–	–	(29,954)	(29,954)

Balance - December 31, 2014	9,840,000	$9,840	$309,690	$(29,954)	$289,576

The accompanying notes are an integral part of these financial statements.

F-6

MEDICINE MAN TECHNOLOGIES INC.

STATEMENT OF CASH FLOWS

Inception of April 1, 2014 to December 31, 2014
Cash Flows From (To) Operating Activities:
Net Income	$(29,954)
Stock issued as compensation	54,230
Amortization expense	530
Changes in operating assets and liabilities:
Note Receivable- Medicine Man Denver Inc.	(253,123)
Accounts payable	18,500
Accrued expenses	4,327
Net cash used in operating activities:	$(205,490)

Cash Flows From Investing Activities:
$–

Cash Flows From Financing Activities:
Issuance of stock	$260,000
Net cash provided by financing activities:	$260,000

Net increase in cash	54,510
Cash at beginning of year	–
Cash at end of year	$54,510

Supplemental disclosures
Interest Paid	1,184
Income Taxes Paid	–

The accompanying notes are an integral part of these financial statements.

F-7

MEDICINE MAN TECHNOLOGIES INC.

NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity: Medicine Man Technologies Inc. (the "Company") is a Colorado corporation incorporated on April 1, 2014. The Company is a cannabis consulting company providing consulting services for cannabis growing technologies and methodologies, as well as retail operations of cannabis products.

To date, the Company has been largely focused on the formation, raising of equity capital, and the development of a business plan. The Company has also realized revenues from consulting services of its licensed intellectual property in this first year of operations.

Financial Statement Presentation: The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Fiscal year end: The Company has selected December 31 as its fiscal year end.

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash and cash equivalents: Cash and cash equivalents are carried at cost and represent cash on hand, deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date. The company had $54,510 classified as cash equivalents as of December 31, 2014.

Accrued liabilities: Accrued liabilities were comprised of unpaid interest expense of $1,184 and accrued taxes for federal and state of $2,402 and $741, respectively as of December 31, 2014.

Fair Value of Financial Instruments: The carrying amounts of cash and current liabilities approximate fair value because of the short-term maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes and we do not use derivative instruments

Revenue recognition and related allowances: Revenue from the consulting services is recognized when the obligations to the client are fulfilled. Revenue is measured at fair value. Initial contracts with clients are non-refundable and are recognized as earned upon execution of contract, collection of initial fee and the Company providing access to its intellectual property in written form. Once a client is awarded a license there are multiple additional steps in the contract which will be billed and collected upon milestones being met in accordance with ASC 605-28 “Revenue Recognition – Milestone Method”. As of December 31, 2014, the only revenue recognized is the collection of the initial non-refundable fee and the Company has performed all work required as of year-end to fully earn this initial fee.

Advertising and Marketing Costs: Advertising and marketing costs are expensed as incurred and were $15,495 during the period April 1, 2014 (Date of Inception) to December 31, 2014.

Income taxes: The Company has adopted ASC 740 – Income taxes. ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

During May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides new guidance on the recognition of revenue and states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of this accounting standard update on the financial position and the results of operations.

On June 10, 2014, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, consolidation removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. For the first annual period beginning after December 15, 2014, the presentation and disclosure requirements in Topic 915 will no longer be required for the public business entities. The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted. The Company has adopted this amendment effective this current fiscal year.

F-8

2. CAPITAL STOCK

The Company’s initial authorized stock at inception was 1,000,000 common shares, par value $0.001 per share. 335,000 shares were issued at inception to one person. These shares were valued by the Company at par value.

On June 25, 2014, the Company issued 125,000 shares of common stock to 20 individuals in consideration for their services rendered in support of securing the Company’s first dispensary license and providing services relating to that agreement. These shares were valued by the Company at par value.

On July 31, 2014, the Company issued 108,000 shares of common stock to 20 individuals in consideration of their services rendered in support of securing the Company’s first cultivation license and providing services relating to that agreement.  These shares were valued by the Company at par value.

On August 25, 2014, the Company increased its authorized common shares to 24,000,000, par value $0.001 per share.

Thereafter, in August 2014, it issued 5,331,000 common shares to Medicine Man Production Corporation in consideration for the technology license. Also in August 2014, it issued 2,800,000 shares of common stock to ChineseInvestors.com, Inc. in consideration for consulting services and 375,000 shares of common stock to 2 individuals in exchange for construction services. These shares were valued by the Company at par value.

On September 22, 2014 the Company issued 91,000 shares of common stock to certain individuals in consideration of their services rendered over time in support of the Company’s first cultivation license submittal in the state of Illinois. These shares were valued by the Company at par value.

All stock issued that was recognized at par value was evaluated in compliance with Accounting Standards Codification 505-50-30-2 as there was no clearly definable value received and the Company had not yet raised capital through the issuance of stock publicly or privately for cash. The stock issued was valued at par as that value was determined to be the most reliably measurable.

Commencing in November 2014, the Company commenced a private offering of its common stock at an offering price of $1.00 per share. At December 31, 2014 it had accepted subscription from 26 investors and received net proceeds of $260,000 therefrom.

In December 2014, the Company issued 50,000 shares of its common stock for legal fees and recognized an expense for this issuance of $50,000 based upon the prior sale in November 2014 of its common stock. As the Company was currently raising capital with a stock price of $1.00 per share, the Company valued the stock at $1.00 per share.

At December 31, 2014, the Company had 9,840,000 shares outstanding.

3. RECEIVABLE

There is a receivable from Futurevision, Inc., fka Medicine Man Production Corp. (“Futuervision”) for $250,000 as of December 31, 2014. This is a short term note that earns interest at 12% per year that is due and payable May 24, 2015. The Company has realized accrued interest earned of $3,123 at December 31, 2014 and it was added to the total due.

4. INTANGIBLE ASSET - LICENSE

On May 1, 2014, the Company entered into a non-exclusive Technology License Agreement with Futurevision, Inc., f/k/a Medicine Man Production Corporation, a Colorado corporation, dba Medicine Man Denver (“Medicine Man Denver”), a company owned and controlled by affiliates of our Company, whereby Medicine Man Denver granted us a license to use all of their proprietary processes they have developed, implemented and practiced at its cannabis facilities relating to the commercial growth, cultivation, marketing and distribution of medical marijuana and recreational marijuana pursuant to relevant state laws and the right to use and to license such information, including trade secrets, skills and experience (present and future). As payment for the license rights the Company issued Medicine Man Denver (or its designees) 5,331,000 shares of the Company’s common stock. The Company accounted for is license in accordance with ASC 350-30-30 “Intangibles – Goodwill and Other by recognizing the fair value of the amount paid by the company for the asset at the time of purchase. Since the Company has a limited operating history, management determined to use par value as the value recognized for the transaction. Since the term of the initial license agreement is ten (10) years, the cost of the asset will be recognized on a straight line basis over the life of the agreement. In addition, each period the Company will evaluate the intangible asset for impairment. As of December 31, 2014 no impairment was deemed necessary.

F-9

December 31,
2014
License Agreement	$5,300
Less: accumulated amortization	(530)
$4,770

Depreciation expense for the year ended December 31, 2014 was $530.

5. RELATED PARTY TRANSACTIONS

There is a receivable from Futurevision, (a related party) for $250,000 as of December 31, 2014. This is a short term receivable bearing interest at 1% month (12% APR) and is scheduled to be paid off in May of 2015. Futurevision is owned by several of the major shareholders of the Company and these shareholders have majority control over both the Company and Futurevision.

The Company’s initial operating expenses were covered by Chineseinvestors.com, Inc. totaling $41,764.. Once the Company started producing revenues it was paid back in full on August 7, 2014. ChinesesInvestors.com is a related party in that they provided the expertise and time needed to found the Company starting in December of 2012. In August 2014 ChineseInvestors.com was issued 2,800,000 shares of the Company’s common stock that was provided in exchange for services and the allocation of time related to Mr. Brett Roper during this interim period.

In September and October 2014, ChineseInvestors.com, Inc. borrowed $50,000 in each month (a total of $100,000) to meet short term cash needs. These funds were repaid on October 23, 2014 along with a loan origination fee of $1,250.

The Company operates from offices at 4880 Havana Street, Suite 102 South, Denver, Colorado 80239. This new location is subleased from Futurevision pursuant to an oral agreement. This space consists of two executive offices aggregating approximately 1,000 square feet and access to a conference room and significant common area

6. NET INCOME (LOSS) PER SHARE

In accordance with ASC Topic 280 – “Earnings Per Share”, the basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company's 2014 basic and diluted earnings per share are $0.003.

7. CONCENTRATION OF RISK

The Company has one significant interest-bearing asset, the note receivable for $250,000 due from Futurevision, for $250,000. The Company's income and operational cash flows are largely independent of changes in market interest rates.

8. TAX PROVISION

The effective tax rate in the periods represented is the results of various tax jurisdictions that apply a broad range of income tax rate.

The Company is registered in the State of Colorado and is subject to the United States of America tax law. As of December 31, 2014, the Company had incurred income on a tax basis resulting in the Company calculating that it owed $2,402 to the federal government at year end. In addition the Company owed the State of Colorado $741 in taxes at December 31, 2014. These are shown on the income statement as tax expense and accrued as a current accrued liability on the balance sheet.

9. COMMITMENTS AND CONTINGENCIES

The Company has agreed to issue Paul Dickman, CPA, the Company’s CFO, 25,000 common shares upon being approved for trading. There are no assurances the Company’s stock will be approved for trading.

The Company has agreed to issue 25,000 common shares to its legal counsel upon effectiveness of the Company’s registration statement by the SEC. There are no assurances the Company’s registration statement will become effective.

F-10

10. Restatement of Financial Statements

The audited financial statements as of and for the year ended December 31, 2014, filed with the SEC on May 28, 2015 as part of our initial S-1 registration statement, have been restated. The previously filed financial statements recognized the purchase of the license as an expense. Management has determined that the accounting treatment should have been evaluated as an asset and the expense recognized over the life of the license term.

The effects of the restatement on our previously issued financial statements as of and for the year ended December 31, 2014, are as follows:

	Previously Reported	Adjustment	Restated
Balance Sheet:
Fixed assets
Intangible asset, license agreement, net	$–	$4,770	$4,770
Total assets	307,633	4,770	312,403

Members' Deficit:
Accumulated earnings (loss)	$(34,724)	$(4,770)	$(29,954)
Total stockholders' equity	284,806	4,770	289,576
Total liabilities & stockholders' equity	307,633	4,770	312,403

Statement of Operations:
General & administrative expenses	$138,386	$530	$138,916
Stock based compensation expense	59,530	(5,300)	54,230
Total operating expenses	284,911	(4,270)	280,641
(Loss) from operations	(33,520)	4,770	(28,750)
Net Income (loss) before income taxes	(31,581)	4,770	(26,811)
Net Income (loss)	(34,724)	4,770	(29,954)
Basic and diluted earnings per share	(0.004)	0.001	(0.003)

Statement of Cash Flows:
Net Income	$(34,724)	$4,770	$(29,954)
Stock issued as compensation	59,530		54,230
Amortization expense	–	530	530

11. SUBSEQUENT EVENTS

At December 31, 2014, Futurevision, our Licensor owed us $250,000, This is classified as a short term receivable, bears interest at 1% per month (12% APR) and is due to be repaid in May 2015. In March 2015 $125,000 of this balance was prepaid, along with $2,500 in interest that had accrued. Futurevision is owned by several of our major shareholders, including Andrew Williams, our President, CEO and Chairman. These shareholders have majority control over both the Company and Futurevision. The due date on the remaining balance of the note is May 24, 2015.

In March 2015 the Company retained Paul Dickman, CPA to fulfill the role of CFO. As part of the agreement with Paul Dickman, CPA, the Company agreed that it will issue Paul Dickman 25,000 shares of the Company’s Common Stock upon the Company’s Common Stock being approved for trading. There are no assurances that this will occur.

In March 2015 the board appointed Jim Toreson to serve as a board member.

On March 23, 2015, the Company increased its authorized stock to 90,000,000 common shares, par value $0,001 per share and 10,000,000 preferred shares, par value $0.001 per share.

In March 2015, the Company closed its private offering of its common stock wherein it sold 280,000 shares in the aggregate to 28 investors at a price of $1 per share, receiving net proceeds of $280,000 therefrom.

On or about March 31, 2015, the Company issued 25,000 shares of common stock in consideration for legal fees and recognized an expense for this issuance of $25,000 based upon the sale price of the Company’s private offering of Common Stock.

In January 2015, the Company’s clients were awarded two licenses in the State of Illinois as they relate to dispensary (2) and cultivation/production (1) facility awards by the state, representing $340,000 that the company projects will be earned and collected in fiscal year ending December, 31 2015 and a license in Nevada related to a cultivation/production facility representing $160,000 that the company projects will be earned and collected in fiscal year ending December, 31 2015. The Company has also entered in to additional licensing agreements in the State of Florida and Pennsylvania that the Company projects should result in additional revenue in 2015.

F-11

MEDICINE MAN TECHNOLOGIES, INC.

BALANCE SHEETS

	(Unaudited)	(Restated) (Audited)
	June 30,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$380,321	$54,510
Note receivable - affiliate	–	253,123
Prepaid Expense	29,995	–
Prepaid Rent	18,000	–
Total current assets	428,316	307,633

Non-current assets
Property and equipment, net	13,268	–
Intangible Assets: License Agreement, net	4,505	4,770
Security Deposit	3,254	–
Total non-current assets	21,027	4,770

Total assets	$449,343	$312,403

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$–	$18,500
Accrued Expense	1,934	–
Accrued tax	15,148	4,327
Total current liabilities	17,082	22,827

Total liabilities	17,082	22,827

Shareholders’ equity
Common stock $0.001 par value 9,900,000 and 9,840,000 were issued and outstanding June 30, 2015 and December 31, 2014, respectively	9,900	9,840
Additional paid-in capital	369,630	309,690
Accumulated equity	52,731	(29,954)
Total Shareholders' equity	432,261	289,576

Total liabilities and stockholders’ equity	$449,343	$312,403

See accompanying notes

F-12

MEDICINE MAN TECHNOLOGIES, INC.

STATEMENT OF COMPREHENSIVE (LOSS) AND INCOME

For the Three and Six Months Ended June 30, 2015 and 2014

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating revenues
Licensing Fees	$234,699	$–	$334,699	$–
Seminar Fees	16,867	–	24,942	–
Total revenue	251,566	–	359,641	–

Cost of services	58,500	–	87,500	–

Gross profit	198,496	–	277,571	–

Operating expenses
General and administrative	$118,907	$–	$152,275	$–
Advertising	14,564	–	30,829	–
Total operating expenses	133,471	–	183,104	–

(Loss) income from operations	59,595	–	89,037	–

Other income/expense
Interest Income	$(1,250)	$–	$(8,071)	$–
Tax Expense	–	–	14,423	–
Total other expense	(1,250)	–	6,352	–

Net income	$60,845	$–	$82,685	$–

Earnings per share attributable to common shareholders:
Basic and diluted earnings per share	$0.01	$–	$0.01	$–
Weighted average number of shares outstanding - basic and diluted	9,857,384	–	9,883,791	–

See accompanying notes

F-13

MEDICINE MAN TECHNOLOGIES, INC.

STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2015 and 2014 (Unaudited)

Expressed in U.S. Dollars

	2015	2014
Cash flows from operating activities
Net income for the six month period	$82,685	$–
Adjustments to reconcile net income to net cash provided by operating activities
Stock based compensation	50,000
Depreciation and amortization	548	–
Changes in operating assets and liabilities
Prepaid Expenses	(29,995)	–
Prepaid Rent	(18,000)	–
Other current assets	(3,254)	–
Accounts payable	(18,500)	–
Accrued liabilities	659	–
Accrued tax	12,005	–
Net cash earned from operating activities	76,148	–

Cash flows from investing activities
Purchase of fixed assets	(13,460)	–
Proceeds from note receivable - MMPC (net)	253,123	–

Net cash used in investing activities	239,663	–
Cash flows from financing activities
Issuance of common stock for cash	10,000	–
Net cash provided by financing activities	10,000	–

Net decrease in cash and cash equivalents	325,811	–
Cash and cash equivalents - beginning of year	54,510	–
Cash and cash equivalents - end of year	$380,321	$–

See accompanying notes

F-14

NOTES TO THE FINANCIAL STATEMENTS

(UNAUDITED)

Organization and Nature of Operations:

Business Description – Business Activity: Medicine Man Technologies Inc. (the "Company") is a Colorado corporation incorporated on April 1, 2014. The Company is a cannabis consulting company providing consulting services for cannabis growing technologies and methodologies, as well as retail operations of cannabis products.

1. Liquidity and Capital Resources:

Cash Flows – During the six months ending June 30, 2015, the Company primarily utilized cash and cash equivalents and profits from operations to fund its operations.

Cash and cash equivalents are carried at cost and represent cash on hand, deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date. The Company had $380,321 and $54,510 classified as cash equivalents as of June 30, 2015 and December 31, 2014, respectively.

2. Critical Accounting Policies and Estimates:

Basis of Presentation: These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission for annual financial statements.

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Prepaid Expenses: Prepaid expenses were comprised of payment for trade show sponsorship for an event that is scheduled to occur in the fourth quarter of 2015 totaling $29,995 as of June 30, 2015 and $0 as of December 31, 2014.

Prepaid Rent: Prepaid rent was comprised of a prepayment for executive office space in Denver, CO. Prepaid rent totaled $18,000 June 30, 2015 and $0 as of December 31, 2015.

Security Deposit: Security Deposits were comprised of a deposit for executive office space in Denver, CO. Security Deposits totaled $3,254 at June 30, 2015 and $0 as of December 31, 2015.

Accrued liabilities: Accrued liabilities was comprised of accrued taxes of $15,148, as of June 30, 2015 and $3,143 as of December 31, 2014.

Fair Value of Financial Instruments: The carrying amounts of cash and current liabilities approximate fair value because of the short-term maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes and we do not use derivative instruments

Revenue recognition and related allowances: Revenue was derived from two sources, from the consulting services is recognized when the obligations to the client are fulfilled. Revenue is measured at fair value.

The Company recognizes revenue pursuant to revenue recognition principles presented in SAB Topic 13. First, persuasive evidence of an arrangement. Second, delivery has occurred or services have been rendered, thirdly the seller’s price to the buyer is fixed or determinable and lastly collectability is reasonably assured.

1.                  Licensing Fees are Revenue from the consulting services is recognized when the obligations to the client are fulfilled. Revenue is measured at fair value. Initial contracts with clients are non-refundable and are recognized as earned upon execution of contract, collection of initial fee and the Company providing access to its intellectual property in written form. Once a client is awarded a license there are multiple additional steps in the contract which will be billed and collected upon milestones being met in accordance with ASC 605-28 “Revenue Recognition – Milestone Method”. As of June 30, 2015, the only revenue recognized is the collection of the initial non-refundable fee and the Company has performed all work required to fully earn this initial fee.

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2.                   Seminar Fees are fees charged to people who attend seminars taught by the company staff. They are paid in advance and fully earned at the completion of the seminar.

Advertising and Marketing Costs: Advertising and marketing costs are expensed as incurred and were $14,564 and $0 during the six month periods ended June 30, 2015 and 2014, respectively.

Income taxes: The Company has adopted SFAS No. 109 – “Accounting for Income Taxes”. ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

During May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides new guidance on the recognition of revenue and states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of this accounting standard update on the financial position and the results of operations.

On June 10, 2014, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, consolidation removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. For the first annual period beginning after December 15, 2014, the presentation and disclosure requirements in Topic 915 will no longer be required for the public business entities. The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted. The Company has adopted this amendment effective this current fiscal year.

3. Intangible Asset - License

On May 1, 2014, the Company entered into a non-exclusive Technology License Agreement with Futurevision, Inc., f/k/a Medicine Man Production Corporation, a Colorado corporation, dba Medicine Man Denver (“Medicine Man Denver”), a company owned and controlled by affiliates of our Company, whereby Medicine Man Denver granted us a license to use all of their proprietary processes they have developed, implemented and practiced at its cannabis facilities relating to the commercial growth, cultivation, marketing and distribution of medical marijuana and recreational marijuana pursuant to relevant state laws and the right to use and to license such information, including trade secrets, skills and experience (present and future). As payment for the license rights the Company issued Medicine Man Denver (or its designees) 5,331,000 shares of the Company’s common stock. The Company accounted for is license in accordance with ASC 350-30-30 “Intangibles – Goodwill and Other by recognizing the fair value of the amount paid by the company for the asset at the time of purchase. Since the Company has a limited operating history, management determined to use par value as the value recognized for the transaction. Since the term of the initial license agreement is ten (10) years, the cost of the asset will be recognized on a straight line basis over the life of the agreement. In addition, each period the Company will evaluate the intangible asset for impairment. As of March 31, 2015 no impairment was deemed necessary.

	June 30,	December 31,
	2015	2014
License Agreement	$5,300	$5,300
Less: accumulated amortization	(795)	(530)
	$4,505	$4,770

Amortization expense for the six month period ended June 30, 2014 was $265.

4. Property and Equipment:

Property and equipment are recorded at cost, net of accumulated depreciation and are comprised of the following:

	June 30, 2015	December 31, 2014
Furniture & fixtures	$13,460	$–
Less accumulated depreciation	(192)	–
	$13,268	$–

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Depreciation on equipment is provided on a straight line basis over its expected useful lives at the following annual rates:

Computer equipment	3 years
Furniture & fixtures	3 years
Leasehold improvements	Term of the lease

Depreciation expense for the six months ending June 30, 2015 and 2014 was $192 and $0, respectively.

5. Capital Stock

The Company’s initial authorized stock at inception was 1,000,000 common shares, par value $0.001 per share. 335,000 shares were issued at inception to one person. These shares were valued by the Company at par value.

On June 25, 2014, the Company issued 125,000 shares of common stock to 20 individuals in consideration for their services rendered in support of securing the Company’s first dispensary license and providing services relating to that agreement. These shares were valued by the Company at par value.

On July 31, 2014, the Company issued 108,000 shares of common stock to 20 individuals in consideration of their services rendered in support of securing the Company’s first cultivation license and providing services relating to that agreement.  These shares were valued by the Company at par value.

On August 25, 2014, the Company increased its authorized common shares to 24,000,000, par value $0.001 per share.

Thereafter, in August 2014, it issued 5,331,000 common shares to Medicine Man Production Corporation in consideration for the technology license. Also in August 2014, it issued 2,800,000 shares of common stock to ChineseInvestors.com, Inc. in consideration for consulting services and 375,000 shares of common stock to 2 individuals in exchange for construction services. These shares were valued by the Company at par value.

On September 22, 2014 the Company issued 91,000 shares of common stock to certain individuals in consideration of their services rendered over time in support of the Company’s first cultivation license submittal in the state of Illinois. These shares were valued by the Company at par value.

All stock issued that was recognized at par value was evaluated in compliance with Accounting Standards Codification 505-50-30-2 as there was no clearly definable value received and the Company had not yet raised capital through the issuance of stock publicly or privately for cash. The stock issued was valued at par as that value was determined to be the most reliably measurable.

Commencing in November 2014, the Company commenced a private offering of its common stock at an offering price of $1.00 per share. At December 31, 2014 it had accepted subscription from 26 investors and received net proceeds of $260,000 therefrom.

In December 2014, the Company issued 50,000 shares of its common stock for legal fees and recognized an expense for this issuance of $50,000 based upon the prior sale in November 2014 of its common stock. As the Company was currently raising capital with a stock price of $1.00 per share, the Company valued the stock at $1.00 per share.

In the second quarter of 2014, the Company issued 50,000 shares of its common stock for legal fees and recognized an expense for this issuance of $50,000 based upon the prior sale in November 2014 of its common stock. As the Company had most recently raising capital with a stock price of $1.00 per share, the Company valued the stock at $1.00 per share.

At June 30, 2015, the Company had 9,900,000 shares outstanding.

6. Receivable:

There was a receivable from Futurevision, Inc., fka Medicine Man Production Corp. (“Futuervision”) for $125,000. This was a short term note that earns interest at 12% per year that is due and payable May 24, 2015. The current balance is $0 due to a payment of $125,000 on May 31, 2015. The Company has realized interest earned of $11,194 at June 30, 2015 and this has been paid in full. The amount of $3,123 was recognized as interest income December 31, 2014 and the amount of $8,071 was recognized as interest income for the period ending June 30, 2015.

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7. Related Party Transactions:

There is a receivable from Futurevision, (a related party) for $0 as of June 30, 2015, which was $250,000 as of December 31, 2014. This is a short term receivable bearing interest at 1% month (12% APR) and is scheduled to be paid off in April of 2015. Futurevision is owned by several of the major shareholders of the Company and these shareholders have majority control over both the Company and Futurevision,

The Company operates from offices at 4880 Havana St,, Suite 100S, Denver CO 80239, which consists of an executive office and access to a conference room via an oral sub-lease with Futurevision.

8. Net Income (Loss) per Share

In accordance with ASC Topic 280 – “Earnings Per Share”, the basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company's 2014 basic and diluted earnings per share are $0.001.

9. Commitments and Concentrations:

Office Lease: The Company entered into an oral sublease for office space in Denver, Colorado. The Lease period started June 1, 2015 and will terminate May 31, 2018, resulting in the following future commitments.

2015 fiscal year	$8,000
2016 fiscal year	$17,344
2017 fiscal year	$19,021
2018 fiscal year	$9,677

10. Tax Provision:

The effective tax rate in the periods represented is the results of various tax jurisdictions that apply a broad range of income tax rate.

The Company is registered in the State of Colorado and is subject to the United States of America tax law. As of December 31, 2014, the Company had incurred income on a tax basis resulting in the Company calculating that it owed $15,148 to the federal government at year end. In addition the Company owed the State of Colorado $2,426 in taxes at December 31, 2014. The Federal tax is shown on the income statement as tax expense and accrued as a current accrued liability on the balance sheet. The State amount of $2,418 was paid on April 15, 2015 and reduced the accrued tax reflected on the balance sheet.

11. Subsequent event:

In July 2015, the Company issued an aggregate of 47,500 shares of its common stock in favor of 4 individuals in consideration for services provided by these individuals. These shares were valued at $1.00 per share.

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1,619,000 Shares of Common Stock

PROSPECTUS

__________________, 201__

Until ____________, 20__, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to be Paid
SEC registration fee	$188
Legal fees and expenses	$25,000
Accounting fees and expenses	$16,200
Miscellaneous	$1,000

Total	$42,388

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.” This provision does not apply to the directors’: (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of his duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder’s derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. Section 145 of the Nevada General Corporation Law provides corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

We issued 335,000 shares of Common Stock at inception to one person. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, to issue these shares, as this transaction did not involve a public offering and the shares were issued to an affiliate of our Company.

On June 25, 2014, we issued an aggregate of 125,000 shares of Common Stock to 20 individuals in consideration for their providing services relating to our initial dispensary consulting agreement. We relied upon the exemption from registration provided by Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended, to issue these shares. This issuance did not involve a public offering and each of the individuals who received shares had special knowledge of our operations and business.

On July 31, 2014, we issued an aggregate of 108,000 shares of Common Stock to 20 individuals in consideration of their providing services relating to our initial cultivation agreement.  We relied upon the exemption from registration provided by Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended, to issue these shares. This issuance did not involve a public offering and each of the individuals who received shares had special knowledge of our operations and business.

In August 2014, we issued 5,331,000 common shares to Medicine Man Production Corporation in consideration for the technology license. Also in August 2014, we issued 2,800,000 shares of Common Stock to ChineseInvestors.com, Inc. in consideration for consulting services and 375,000 shares of Common Stock to two individuals in exchange for construction services. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, to issue these shares. These transaction did not involve a public offering and the shares were issued to an affiliate (or an entity owned or controlled by an affiliate) of our Company.

II-1

Commencing in November 2014, through March 2015 we undertook a private offering of our Common Stock at an offering price of $1.00 per share. We accepted subscription from 28 investors and received net proceeds of $280,000 therefrom. We utilized the proceeds from this offering for working capital, including costs associated with this registration statement and future costs associated with approving our Common Stock for trading. We relied upon the exemption from registration provided by Rule 505 of Regulation D promulgated under the Securities Act of 1933, as amended, to issue these shares. Each subscriber in this offering had a pre-existing business or personal relationship with our Company or our management and were sophisticated investors. The Company did not engage in any general solicitation or advertising in this offering.

On September 22, 2014, we issued 91,000 shares of Common Stock to certain individuals in consideration of their services rendered over time in support of the Company’s first cultivation license submittal in the state of Illinois. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, to issue these shares. This issuance did not involve a public offering and each of the individuals who received shares had special knowledge of our operations and business.

In December 2014, we issued 50,000 shares of our Common Stock for legal fees and recognized an expense for this issuance of $50,000 based upon the prior sale in November 2014 of our Common Stock.  In April and May 2015 we issued an additional 25,000 shares of our Common Stock for legal fees. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, to issue these shares. This issuance did not involve a public offering and the individuals who received shares had special knowledge of our operations and business.

In July 2015, we issued an aggregate of 47,500 shares of our Common Stock to four (4) individuals in consideration for services and will recognize an expense for this issuance of $47,500 based upon the prior sale in November 2014 of our Common Stock.  We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, to issue these shares. This issuance did not involve a public offering and the individuals who received shares had special knowledge of our operations and business.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

3.1	Articles of Incorporation*
3.2	By-Laws and amendment thereto*
3.3	Articles of Amendment to Articles of Incorporation*
3.4	Specimen Stock Certificate *
5.1	Opinion of Andrew I. Telsey, P.C. re: legality
10.1	License Agreement with Medicine Man Denver dated May 1, 2014*
10.2	Agreement with Breakwater Corporate Finance*
23.1	Consent of Andrew I. Telsey, P.C.
23.2	Consent of BF Borgers CPA PC

*	Previously filed in our S-1 Registration Statement filed with the SEC on April 14, 2015

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A)	Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)	Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

II-2

(C)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
(B)	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(C)	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(D)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned on August 17, 2015.

MEDICINE MAN TECHNOLOGIES, INC.
By: /s/ Andrew Williams Andrew Williams, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, the following persons in the capacities and on the dates indicated have signed this amended Registration Statement:

Signature	Title	Date

/s/ Andrew Williams Andrew Williams	Director and Principal Executive Officer	August 17, 2015

/s/ Brett Roper Brett Roper	Director and Chief Operating Officer	August 17, 2015

/s/ James S. Toreson James S. Toreson	Director	August 17, 2015

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